Exhibit 10.1

EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT

Dated as of July 15, 2021

by and among

AUDACY RECEIVABLES, LLC,

as Seller,

AUTOBAHN FUNDING COMPANY LLC,

as Investor,

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,

FRANKFURT AM MAIN,

as Agent,

and

AUDACY OPERATIONS, INC.,

as initial Servicer

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(continued)

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(continued)

		Page

SECTION 12.07.	GOVERNING LAW	108

SECTION 12.08.	Execution in Counterparts	187

SECTION 12.09.	Integration; Binding Effect; Survival of Termination	108

SECTION 12.10.	CONSENT TO JURISDICTION	108

SECTION 12.11.	WAIVER OF JURY TRIAL	109

SECTION 12.12.	Ratable Payments	109

SECTION 12.13.	Limitation of Liability	109

SECTION 12.14.	Intent of the Parties	110

SECTION 12.15.	USA Patriot Act	110

SECTION 12.16.	Right of Setoff	110

SECTION 12.17.	Severability	110

SECTION 12.18.	Mutual Negotiations	110

SECTION 12.19.	Captions and Cross References	111

SECTION 12.20.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	111

SECTION 12.21.	EU Securitisation Regulation; Information; Indemnity	111

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(continued)

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EXHIBITS

EXHIBIT A	–	Form of Seller Notice
EXHIBIT B	–	Form of Prepayment Notice
EXHIBIT C	–	Form of Termination Notice
EXHIBIT D	–	Form of Assignment and Acceptance Agreement
EXHIBIT E	–	Credit and Collection Policy
EXHIBIT F	–	Form of Monthly Report
EXHIBIT G	–	Form of Daily Report
EXHIBIT H	–	Form of Compliance Certificate
EXHIBIT I	–	Closing Memorandum

SCHEDULES

SCHEDULE I	–	Account Details
SCHEDULE II	–	Notice Addresses
SCHEDULE III	–	Top Ten Material Suppliers; Specified Material Suppliers
SCHEDULE IV	–	Material Suppliers

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This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of July 15, 2021 by and among the following parties:

(i)    AUDACY RECEIVABLES, LLC, a Delaware limited liability company, as Seller (“Seller”);

(ii)    AUTOBAHN FUNDING COMPANY LLC (“Autobahn”), as Investor;

(iii)    DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN (“DZ BANK”), as Agent on behalf of the Investor Parties (in such capacity, together with its successors and assigns in such capacity, the “Agent”); and

(iv)    AUDACY OPERATIONS, INC., a Delaware corporation, in its individual capacity (“Audacy Operations”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”).

PRELIMINARY STATEMENTS

The Transferor has acquired, and will acquire from time to time, Receivables from the other Originators pursuant to the Purchase and Sale Agreement. The Seller has acquired, and will acquire from time to time, Receivables from the Transferor pursuant to the Sale and Contribution Agreement. The Seller has requested that the Investors make Investments from time to time to the Seller on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accelerated Amortization Event” has the meaning specified in Section 9.02. For the avoidance of doubt, any Accelerated Amortization Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 12.01.

“Account Control Agreement” means each agreement, in form and substance satisfactory to the Agent, among the Seller, the Agent and a Lock-Box Account Bank or the Collection Account Bank, and, in the case of an Account Control Agreement governing a Lock-Box Account, the Servicer, governing the terms of the related Lock-Box Accounts or the Collection Account, as applicable, that provides the Agent with control within the meaning of the UCC over the deposit accounts or securities accounts subject to such agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Ad Agency” means, with respect to any Ad Receivable, an advertising agency, agent or licensee of the related Advertiser.

“Ad Receivable” means any Receivable arising directly or indirectly from the sale or placement of Advertising.

“Adjusted Dilution Ratio” means, as of any day, the average of the Dilution Ratios for the preceding twelve Remittance Periods.

“Administration Agreement” means that certain Administration Agreement, dated as of the date hereof, between the Administrator and the Servicer.

“Administrator” means Finacity Corporation.

“Advance Rate” means, at any time, the lesser of (a) 80.00% and (b) 100.00% minus the Required Reserve Percentage.

“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge (including possessory or non-possessory pledge), lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing), other than any Permitted Lien.

“Advertiser” means, with respect to any Ad Receivable, the Person identified as the advertiser in the applicable Contract or for which (directly or indirectly, including though an Ad Agency) the related Advertising was sold or placed.

“Advertising” means any advertising, including any print, broadcast, radio, television, cable, satellite, internet or streaming advertising and any advertising on or within any other medium or method of delivery, display or reproduction.

“Advisors” has the meaning set forth in Section 12.06(c).

“Affected Person” means each Investor Party, each Liquidity Provider, each Liquidity Agent and each of their respective Affiliates.

“Affiliate” means, as to any Person: (a) any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Investor, Affiliate shall mean the holder(s) of its Capital Stock or membership interests, as the case may be. For purposes of this definition, control of a Person shall mean the power to directly or indirectly cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Agency Receivable” means an Ad Receivable with respect to which an Ad Agency purchased the related advertising or entered into the related Contract or otherwise facilitated the origination of such Receivable on behalf of such Advertiser.

“Agent” means DZ BANK, in its capacity as contractual representative for the Investor Parties, and any successor thereto in such capacity appointed pursuant to Article X or Section 12.03(g).

“Agent’s Account” means the account from time to time designated in writing by the Agent to the Seller and the Servicer for purposes of receiving payments for the account of the Agent.

“Aggregate Capital” means, at any time, the aggregate outstanding Capital of all Investors.

“Aggregate Contra Amount” means the sum of (i) with respect to the Specified Material Suppliers identified as “GAAP Specified Material Suppliers” on Schedule III attached hereto (as such Schedule III may be updated by the Agent and the Seller from time to time) as of any date of determination, the aggregate amount then owed (whether or not due and payable, and whether pursuant to any supplier agreement, for borrowed money or otherwise) by the Audacy Parties and their consolidated Subsidiaries to such Specified Material Suppliers and (ii) with respect to the Specified Material Suppliers identified as “AP System Specified Material Suppliers” on Schedule III attached hereto (as such Schedule III may be updated by the Agent and Seller from time to time) as of any date of determination, the aggregate amount of accounts payable owing to such Specified Material Suppliers on such date by the Audacy Parties and their consolidated Subsidiaries, as determined by the information contained in Audacy’s accounts payable system on such date.

“Aggregate Yield” means, at any time, the aggregate accrued and unpaid Yield on the Investments of all Investors.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Funding Rate” means for any Yield Period, the rate per annum determined by the Agent at approximately 11:00 a.m. (London time) on the related Alternative Funding Rate Determination Date by reference to the ICE Benchmark Administration (or any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate) as the offered rate for deposits in U.S. Dollars (as set forth by any service selected by the Agent that has been nominated by the ICE Benchmark Administration as an authorized vendor for the purpose of displaying such rates and is reasonably acceptable to the Seller), for a period of one month; provided, however, that if the Alternative Funding Rate, determined as provided above, would be less than zero, the Alternative Funding Rate shall for all purposes of this Agreement be zero; provided, further, that, to the extent a Benchmark Transition Event or Early Opt-in Election has occurred and is continuing, the term “Alternative Funding Rate” may be amended as provided in Section 4.06(b).

“Alternative Funding Rate Determination Date” means, for any Yield Period, the second London Business Day immediately preceding the first day of such Yield Period.

“Alternative Funding Rate Investment” means an Investment accruing Yield at the Alternative Funding Rate.

“Anti-Corruption Laws” means, to the extent applicable, all laws, rules, and regulations of any jurisdiction applicable to any Audacy Party or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” means, to the extent applicable, each of: (a) the Executive Order; (b) the PATRIOT Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956 and any successor statute thereto; (d) the Bank Secrecy Act, and the rules and regulations promulgated thereunder; and (e) any other Applicable Law of the United States or any member state of the European Union now or hereafter enacted to monitor, deter or otherwise prevent: (i) terrorism or (ii) the funding or support of terrorism or (iii) money laundering.

“AP Contra Amount” means, with respect to any Obligor as of any date of determination, the aggregate amount of accounts payable owing to such Obligor on such date by the Audacy Parties and their consolidated Subsidiaries, as determined by the information contained in Audacy’s accounts payable system on such date.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by an Investor, an Eligible Assignee and the Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit D hereto.

“Attorney Costs” means and includes all reasonable and documented fees, costs, expenses and disbursements of any law firm or other external counsel and all reasonable and documented out-of-pocket disbursements of internal counsel.

“Audacy” means Audacy Inc., a Pennsylvania corporation.

“Audacy Capital” means Audacy Capital Corp., a Delaware corporation.

“Audacy Financial Covenant Event” shall be deemed to have occurred if any of the following events shall occur:

(a)    the Consolidated Net First Lien Leverage Ratio (as defined in the Credit Agreement as in effect on the Closing Date) as of the end of any fiscal quarter of Audacy shall be greater than 4.00 to 1.00;

(b)    Audacy shall fail to maintain or, on a quarterly basis, demonstrate to the Agent a Minimum Tangible Net Worth of at least $300,000,000. For the purposes of this clause, “Minimum Tangible Net Worth” shall be defined as total assets excluding radio broadcast licenses and goodwill less total liabilities excluding long-term Debt and long-term net deferred Tax liabilities. All such amounts shall be calculated in accordance with GAAP, as set forth in Audacy’s audited financial statements; or

(c)    Audacy shall fail to (i) maintain a minimum liquidity of $75,000,000, or (ii) on any Reporting Date demonstrate to the Agent a minimum liquidity of $75,000,000 as of the last day of the immediately preceding calendar month. For purposes of this calculation, liquidity may include (i) cash, cash equivalent instruments, any amounts available to be drawn hereunder and (ii) (A) any amounts available to be drawn, and which the applicable lenders are committed to fund, under the Credit Agreement as in effect on the Closing Date or (B) any replacement credit facility to which any Audacy Party is a party (in each case, solely to the extent that all conditions precedent to drawing such amounts under this Agreement, the Credit Agreement or such replacement credit facility are satisfied, except for the delivery of a loan request or satisfaction of a similar administrative condition precedent), in the case of any replacement credit facility under clause (B), in an amount not to exceed the maximum amount that could be available under the Credit Agreement as in effect on the Closing Date as determined in accordance with clause (A).

“Audacy Party” means Audacy, the Transferor, the Seller, the Performance Guarantor, the Servicer and each Originator.

“Autobahn” has the meaning set forth in the preamble to this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, on any date, the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the Agent based upon various factors, including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer.

“Beneficial Owner” shall have the meaning defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“Breakage Fee” means (i) for any Yield Period for which Yield is computed by reference to the CP Rate or the Alternative Funding Rate and a reduction of Capital is made for any reason on any day other than a Settlement Date or (ii) to the extent that the Seller shall for any reason, fail to borrow on the date specified by the Seller in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Breakage Fee or any shortened duration of such Yield Period pursuant to the definition thereof) which would have accrued during such Yield Period (or, in the case of clause (i) above, until the maturity of the underlying Commercial Paper Note) on the reductions of Capital relating to such Yield Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Seller), exceeds (B) the income, if any, received by the applicable Investor from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Seller). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Investor to the Seller and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York or St. Paul, Minnesota and (b) if this definition of “Business Day” is utilized in connection with the Alternative Funding Rate, dealings are carried out in the London interbank market.

“Capital” means, with respect to any Investor, without duplication, the aggregate amounts (paid to, or on behalf of, the Seller in connection with all Investments made by such Investor pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of reducing or repaying such Capital pursuant to Section 3.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time, the amount equal to the sum of (a) the product of (i) the Net Eligible Receivables Balance, multiplied by (ii) the Advance Rate, plus (b) the positive remainder (if any) of (i) the aggregate amount of available funds (if any) that are on deposit in the Collection Account, minus (ii) the aggregate amount of all accrued and unpaid Seller Obligations (excluding Capital but including, for the avoidance of doubt, Yield and Fees) then owing (whether or not due) by the Seller.

“Capital Coverage Deficit” means, at any time, the amount, if any, by which (a) the Aggregate Capital, exceeds (b) the Capital Coverage Amount.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Change in Control” means the occurrence of any of the following:

(a)    Audacy ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of the Transferor;

(b)    the Transferor ceases to own, directly, 100% of the issued and outstanding Capital Stock of the Seller free and clear of all Adverse Claims;

(c)    Audacy ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of the Servicer, the Seller, the Transferor or any Originator other than in connection with a Permitted Originator Transaction;

(d)    with respect to Audacy:

(i)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Audacy and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(ii)    Audacy becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than a Permitted Holder, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Audacy; or

(iii)    during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period were members of the board of directors of Audacy (together with any new members thereof whose election by such board of directors or whose nomination for election by holders of Capital Stock of Audacy was approved by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office; or

(iv)    the approval of any plan or proposal for the winding up or liquidation of Audacy;

(e)    With respect to Audacy Capital, a “change of control” (or similar event) shall occur under the Senior Notes Indenture or any Indebtedness for borrowed money or any Disqualified Stock, in each case incurred by any Credit Agreement Loan Party as permitted under Section 7.02 of the Credit Agreement with an aggregate outstanding principal amount in excess of the Threshold Amount.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (w) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all reports, notes, requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time) and (z) the EU Securitisation Regulation Rules, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means July 15, 2021.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collection Account” means the account listed on Schedule II to this Agreement, in the name of the Seller and maintained at a bank or other financial institution acting as the Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections from the Lock-Box Accounts.

“Collection Account Bank” means U.S. Bank National Association.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Audacy Party or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.

“Commercial Paper Bank” means U.S. Bank Trust National Association in its capacity as issuing and paying agent for the Investor’s commercial paper program and any successor thereto in such capacity.

“Commercial Paper Notes” means any short-term promissory notes issued or to be issued directly or indirectly by a Conduit Investor in the U.S. commercial paper market to fund such Conduit Investor’s Investments.

“Commitment” means the maximum aggregate amount which each Investor is obligated to invest hereunder on account of all Investments as set forth on such Investor’s signature page to this Agreement or in the Assignment and Acceptance Agreement or other agreement pursuant to which it became an Investor, as such amount may be modified in connection with any subsequent assignment pursuant to Section 12.03 or otherwise in accordance with the terms of the Agreement. If the context so requires, “Commitment” also refers to an Investor’s obligation to make Investments hereunder in accordance with this Agreement.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with any Audacy Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Audacy Party and that is treated as a single employer under Section 414 of the Code.

“Concentration Limit” means at any time for any Obligor, the product of (i) such Obligor’s Specified Concentration Percentage, multiplied by (ii) the Eligible Receivables Balance.

“Conduit Investor” means any commercial paper conduit that is from time to time a party to this Agreement in the capacity of a “Conduit Investor”. As of the Closing Date, the sole Conduit Investor is Autobahn.

“Contract” means, with respect to any Receivable, a contract (including any purchase order or invoice), between an Originator and an Obligor, pursuant to which such Receivable arises or which evidences such Receivable and, for purposes of this Agreement only, which has been sold or contributed to the Seller pursuant to the Sale and Contribution Agreement. For the avoidance of doubt, if Audacy’s “Audacy Standard Advertising Terms and Conditions” (as available on Audacy’s website, https://audacyinc.com on the Closing Date and as amended, supplemented, modified or replaced from time to time) apply in whole or in part to any Receivable, the applicable terms thereof shall constitute a part of such Receivable’s Contract. A “related” Contract with respect to a Receivable means a Contract under which such Receivable arises or which is relevant to the collection or enforcement of such Receivable.

“CP Rate” means, for any Conduit Investor and for any Yield Period for any Portion of Capital, the per annum rate equal to the weighted average of the per annum rates paid or payable by such Conduit Investor from time to time as interest on (or resulting from converting discount rates) or otherwise (by means of interest rate hedges or otherwise) in respect of the Commercial Paper Notes (or other borrowings to fund small or odd amounts) that is allocated, in whole or in part, by such Conduit Investor to fund or maintain its Investments during such Yield Period, as determined by such Conduit Investor or its administrator or agent on its behalf; provided, the “CP Rate” shall be calculated in a manner which includes the costs and expenses of the applicable Conduit Investor of issuing the related Commercial Paper Notes, including all dealer commissions thereon and note issuance costs in connection therewith; provided, further, that if the CP Rate is less than zero, such rate shall be deemed to be zero for purposes of the Transaction Documents.

“Credit Agreement” means that certain Credit Agreement dated as of March 3, 2017, among Audacy Capital, as borrower, the guarantors from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto as lenders and letter of credit issuers and JPMorgan Chase Bank, N.A., as administrative agent, as amended from time to time.

“Credit Agreement Loan Party” means a Loan Party as defined in the Credit Agreement as in effect on the Closing Date.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit E, as modified in compliance with this Agreement.

“Cut-Off Date” means the last day of each Remittance Period, which Remittance Period shall constitute the “related Remittance Period” for such Cut-Off Date.

“Daily Distribution Date” means each Business Day.

“Daily Report” means a report, in substantially the form of Exhibit G.

“Days Sales Outstanding” means, on any date, the number of days equal to the product of (a) 91 and (b) the amount obtained by dividing (i) the average of the aggregate Unpaid Balance of the Eligible Receivables as of the Cut-Off Date for each of the three most recently ended Remittance Periods, by (ii) the aggregate initial Unpaid Balance of all Eligible Receivables which were originated during the three most recently ended Remittance Periods.

“Debt” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) obligations to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) all obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (other than reimbursement obligations, which are not due and payable on such date, in respect of documentary letters of credit issued to provide for the payment of goods and services in the ordinary course of business), (v) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (vi) all net obligations of such Person in respect of interest rate or currency hedges, (vii) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person or (viii) any Guaranty of any such Debt.

“Deemed Collections” has the meaning set forth in Section 3.01(e).

“Default Funding Rate” means, for any day in any Yield Period for any Investment (or any Portion of Capital thereof), an interest rate per annum equal to the sum of 2.50% per annum plus the greater of (i) the interest rate per annum determined for such Investment and such day pursuant to clause (a) or (b) of the definition of “Yield Rate”, as applicable, and (ii) the Base Rate in effect on such day.

“Default Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Eligible Receivables that became Defaulted Receivables during the related Remittance Period, and (b) the denominator of which is the aggregate initial Unpaid Balance of all Eligible Receivables originated by the Originators during the Remittance Period five (5) months prior to the Remittance Period ending on such Cut-Off Date.

“Defaulted Receivable” means a Pool Receivable, without duplication:

(a)    as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such Pool Receivable;

(b)    as to which the Obligor thereof is subject to an Event of Bankruptcy that has occurred and is continuing;

(c)    which has been restructured, amended and/or renewed for credit reasons; or

(d)    which, consistent with the Credit and Collection Policy, has been or should have been written off as uncollectible.

“Deferred Purchase Price” means (i) at any time prior to the Final Payout Date, any amounts payable to the Seller from Collections available therefor pursuant to Section 3.01(b)(viii) and (ii) at any time on and after such Final Payout Date, any amounts payable to the Seller in accordance with Section 2.01(e)(ii).

“Delinquency Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Eligible Receivables that constitute Delinquent Receivables as of such Cut-Off Date, and (b) the denominator of which is the aggregate Unpaid Balance of all Eligible Receivables as of such Cut-Off Date.

“Delinquent Receivable” means a Pool Receivable that is not a Defaulted Receivable and as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such Pool Receivable.

“Deposit Balance” means, as of any date, the aggregate amount of security deposits, payments, prepayments and other deposits received by or on behalf of the Obligors that are then being held by the Originators and Affiliates thereof (or any agent thereof on their behalf).

“Dilution Horizon Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is equal to the aggregate initial Unpaid Balance of all Eligible Receivables originated by each Originator during the most recently ended Remittance Period, and (b) the denominator of which is the aggregate Unpaid Balance of Eligible Receivables as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate amount of all Deemed Collections in respect of Eligible Receivables which occurred during the most recently ended Remittance Period and (b) the denominator of which is the aggregate initial Unpaid Balance of all Eligible Receivables originated by the Originators during the Remittance Period one (1) month prior to the Remittance Period ending on such Cut-Off Date.

“Dilution Reserve Floor Percentage” means, with respect to any date of determination, an amount equal to:

ADR x DHR

where:

ADR =	the Adjusted Dilution Ratio on such day, and

DHR =	the Dilution Horizon Ratio on such day.

“Dilution Volatility Ratio” means, with respect to any date of determination, the greater of the S&P Dilution Volatility Component and the Fitch Dilution Volatility Component.

“Disqualified Stock” has the meaning set forth in the Credit Agreement as in effect on the Closing Date.

“Dynamic Dilution Reserve Percentage” means, with respect to any date of determination, an amount equal to:

DHR x {(SF x ADR) + DVC}

where:

ADR =	the Adjusted Dilution Ratio on such day,

DHR =	the Dilution Horizon Ratio on such day,

DVC =	Dilution Volatility Ratio on such day, and

SF =	the Stress Factor.

“Dynamic Loss Reserve Percentage” means, with respect to any date of determination, the sum of (a) the product of (i) 2.00 multiplied by (ii) the highest three-month rolling average Default Ratio (expressed as a percentage) as of the last day of each of the last twelve Remittance Periods multiplied by (iii) the Loss Horizon Ratio plus (b) (i) the standard deviation of the Default Ratio for the twelve most recent Remittance Periods multiplied by (ii) 2.00, subject to a minimum equal to the Loss Reserve Floor divided by the aggregate Unpaid Balance of Pool Receivables that are Eligible Receivables at the end of such Remittance Period.

“DZ BANK” has the meaning set forth in the preamble to this Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of the EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) any Investor or any of its Affiliates, (ii) any Person managed by an Investor or any of its Affiliates and (iii) any other commercial bank or other financial institution.

“Eligible Contract” means a Contract governed by the law of the United States of America or of any State thereof that contains an obligation to pay a specified sum of money on or before a date certain and that has been duly authorized by each party thereto and which (i) does not require the Obligor thereunder to consent to any transfer, sale or assignment thereof or of the related Receivable or any proceeds of any of the foregoing, (ii) is not subject to a confidentiality provision, covenant of non-disclosure or similar restrictions that would restrict the ability of the Agent or any Investor Party to fully exercise or enforce its rights under the Transaction Documents (including any rights thereunder assigned or originated to them hereunder) with respect to the related Receivable, (iii) is not “chattel paper” as defined in the UCC of any jurisdiction governing the perfection or assignment of the related Receivable, (iv) the payment terms of which have not been modified, extended or rewritten in any manner (except for extensions and modifications expressly permitted hereunder), (v) has not otherwise been made non-assignable and (vi) remains in full force and effect.

“Eligible Obligor” means, as of any date of determination, an Obligor:

(a)    which (i) is not a Sanctioned Person, (ii) is not a natural Person acting in its individual capacity or a sole proprietorship, (iii) is not a Governmental Authority, except a Government Obligor, (iv) is not subject to an Event of Bankruptcy that has occurred and is continuing and (v) is a resident of, and has both a billing address and a service address in, the United States;

(b)    the aggregate Unpaid Balance of Defaulted Receivables and Delinquent Receivables included in the Receivables Pool owed by such Obligor is not more than 50% of the aggregate Unpaid Balance of all Pool Receivables owed by such Obligor; and

(c)    which is not (i) an Affiliate of any Audacy Party, (ii) a Person 10% or more of the Capital Stock of which is controlled, directly or indirectly, by any Audacy Party or any Affiliate of any Audacy Party or (iii) a Person which, together with any Affiliates of such Person, controls, directly or indirectly, 10% of the Capital Stock of any Audacy Party.

“Eligible Receivable” means, as of any date of determination, a Receivable:

(a)    the Obligor of which is an Eligible Obligor;

(b)    which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance, (iv) does not constitute a loan for borrowed money or similar financial accommodation by the applicable Originator and (v) does not arise from any sale of real property, minerals, oil, gas, ore or other as-extracted collateral;

(c)    (i) which represents all or part of the sales price of goods or services, sold by an Originator to the related Obligor in the ordinary course of such Originator’s business, (ii) which has been sold to the Transferor pursuant to the Purchase and Sale Agreement (unless such Receivable was originated by the Transferor), (iii) which has been sold or contributed to the Seller pursuant to the Sale and Contribution Agreement, (iv) for which all obligations of the related Originator in connection with which have been fully performed, (v) no portion of which is in respect of any amount as to which the related Obligor is permitted to withhold payment until the occurrence of a specified event or condition (including “guaranteed” or “conditional” sales or any performance by an Originator), (vi) which is not owed to any Originator, the Transferor or the Seller, in whole or in part, as a bailee or consignee for another Person and (vii) with payment terms of not more than 120 days from the original invoice date for such Receivable; provided that, for the avoidance of doubt, no portion of any Receivable for which the related Advertising goods or services have not been delivered or performed by an Originator shall constitute an “Eligible Receivable” (including for purposes of calculating the Net Eligible Receivables Balance);

(d)    for which the related Originator has recognized all of the related revenue on its financial books and records in accordance with GAAP;

(e)    which arises under an Eligible Contract that, together with such Receivable, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor to pay such Receivable enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to and limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or in law), (ii) is not subject to any dispute, offset, credit, reduction, netting (other than amounts included in the Prepayment Reserve Amount with respect to such Obligor), litigation, counterclaim or defense whatsoever (including defenses arising out of violations of usury laws) (other than potential discharge in a bankruptcy of the related Obligor) and (iii) is not subject to any Adverse Claim;

(f)    which (i) constitutes an “account” or a “payment intangible”, (ii) is not evidenced or represented by “instruments” or “chattel paper”, (iii) does not constitute, or arise from the sale of, “as-extracted collateral”, in each case, as defined in the UCC and (iv) is not payable in installments;

(g)    all right, title and interest to and in which has been validly transferred by (i) the applicable Originator directly to the Transferor under and in accordance with the Purchase and Sale Agreement (unless such Receivable was originated by the Transferor) and (ii) the Transferor directly to the Seller under and in accordance with the Sale and Contribution Agreement, and the Seller has good and marketable title thereto free and clear of any Adverse Claim;

(h)    the pledge, sale or contribution of which pursuant to the Sale Agreements and this Agreement does not (i) violate, contravene or conflict with any Applicable Law, the related Contract or any other applicable contracts or other restrictions or (ii) require the consent or approval of, or a license or consent from, the related Obligor, any Governmental Authority or any other Person;

(i)    the payment or transfer of which is not subject to withholding taxes;

(j)    which (i) was originated by the applicable Originator in the ordinary course of its business and (ii) together with the Related Security with respect thereto, satisfies all applicable requirements of the Credit and Collection Policy;

(k)    which was originated without any fraud or material misrepresentation on the part of the applicable Originator or, to the Seller’s knowledge, the applicable Obligor, Ad Agency or Advertiser;

(l)    which is denominated and payable only in U.S. Dollars in the United States;

(m)    which is one of the following: (i) an Eligible Unbilled Receivable or (ii) a Receivable for which an invoice therefore has been delivered to the related Obligor;

(n)    which is not a Defaulted Receivable;

(o)    which together with the Contract and Related Security related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 8.02;

(p)    for which the related invoice with respect to such Receivable does not include any Excluded Receivable;

(q)    with regard to which the warranties of the Seller in Section 6.01(aa) are true and correct;

(r)    with respect to which the related Obligor has been instructed to make payments to the Wide Orbit Portal, to the Subject Account or to a Lock-Box Account or a Lock-Box that is subject to an enforceable Account Control Agreement; provided that, after the Post-Closing Date, no Receivable of any Obligor that has made a payment into the Subject Account since May 7, 2021 shall be an Eligible Receivable unless (i) the Subject Account is a Lock-Box Account and (ii) the Seller has delivered to the Agent an opinion of counsel regarding security interest matters with respect to the Subject Account, in form and substance reasonably satisfactory to the Agent;

(s)    the sale or contribution of which does not trigger any stamp duty or similar transfer taxes;

(t)    with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Sale Agreements have been duly obtained, effected or given and are in full force and effect;

(u)    which represents part or all of the price of the sale of “merchandise,” “insurance” or “services” within the meaning of Section 3(c)(5) of the Investment Company Act and which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act;

(v)    which is not supported by any actual or inchoate mechanics, suppliers, materialmen, laborers, employees or repairmen liens or other rights to file or assert any of the foregoing;

(w)    such Receivable is an Ad Receivable, a Receivable that arises from tower leases, side band rentals, events, event sponsorships, talent fees, or a Receivable otherwise generated through the monetization of the applicable Originator’s assets in the ordinary course of its business from activities that are tangential to such Originator’s advertising activities;

(x)    such Receivable is governed by and is subject to Audacy’s “Standard Advertising Terms and Conditions” available on the Closing Date at https://audacyinc.com/standard-advertising-terms-conditions/, as may be amended or supplemented by terms set forth by the applicable Obligor in the related purchase order or insertion order for such Receivable;

(y)    which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(z)    the Obligor of which is not a Top Ten Material Supplier unless it is also a Specified Material Supplier;

(aa)    if such Receivable is an Agency Receivable, either (i) the related Ad Agency is liable for payment of such Receivable or (ii) all of the following criteria are satisfied: (x) the related Advertiser is liable for payment of such Receivable, (y) the related Ad Agency is, and has represented in writing (which shall be deemed to include Audacy’s “Standard Advertising Terms and Conditions”) to the Originator that such Ad Agency is, authorized to incur such Receivable under the related Contract on behalf of such Advertiser and to bind such Advertiser and (z) the applicable Originator relied in good faith on such representation;

(bb)    which is a Wide Orbit Receivable.

“Eligible Receivables Balance” means, at any time, the aggregate Unpaid Balance of all Pool Receivables that are then Eligible Receivables.

“Eligible Unbilled Receivable” means, at any time, any Unbilled Receivable if (a) the related Originator has recognized the related revenue on its financial books and records under GAAP and (b) not more than forty-two (42) days have expired since the date such Unbilled Receivable arose.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event” means (a) any Reportable Event with respect to a Pension Plan; (b) the failure by any Audacy Party or any Commonly Controlled Entity to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA or the filing of an application for a funding waiver with respect to any Pension Plan; (c) the imposition of an Adverse Claim under Section 430 of the Code or Section 303 of ERISA with respect to any Pension Plan; (d) the determination that any Pension Plan is an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (e) the termination of, or the filing of a notice of intent to terminate, a Pension Plan under Section 4041 of ERISA, or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan or to have a trustee appointed to administer a Pension Plan; (g) the incurrence by any Audacy Party or any Commonly Controlled Entity of any liability with respect to the complete withdrawal or partial withdrawal under Title IV of ERISA from any Multiemployer Plan; (h) the receipt by any Audacy Party or any Commonly Controlled Entity of any notice from a Multiemployer Plan that such Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA) or in Insolvency; (i) the incurrence by any Audacy Party or any Commonly Controlled Entity of any liability pursuant to Section 4063 or 4064 of ERISA or a substantial cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; or (j) the posting of a bond or security under Section 436(f) of the Code with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time, available at http://www.lma.eu.com/pages.aspx?p=499.

“EU Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardized securitisation and amending certain other European Union directives and regulations, as amended and in effect from time to time.

“EU Securitisation Regulation Rules” means the EU Securitisation Regulation, together with all relevant implementing regulations in relation thereto, all regulatory and/or implementing technical standards in relation thereto or applicable in relation thereto pursuant to any transitional arrangements made pursuant to the EU Securitisation Regulation and, in each case, any relevant guidance and directions published in relation thereto by the European Banking Authority, the European Securities and Markets Authority or the European Insurance and Occupational Pensions Authority (or in each case, any predecessor or any other applicable regulatory authority) or by the European Commission, in each case as amended and in effect from time to time.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a)    (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, examinership, reorganization, debt arrangement, dissolution, administration, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, examiner, administrator, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Applicable Laws now or hereafter in effect; or

(b)    such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution, administration or other similar law now or hereafter in effect, (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, examiner, administrator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.

“Event of Default” has the meaning specified in Section 9.01. For the avoidance of doubt, any Event of Default that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 12.01.

“Excess Government Receivables Concentration Amount” means, at any time, the amount by which (a) the aggregate Unpaid Balance of all Eligible Receivables that are Government Receivables, exceeds (b) the product of (x) 5.00%, multiplied by (y) the Eligible Receivables Balance.

“Excess Obligor Concentration Amount” means, at any time, the aggregate of the amounts determined for each Obligor by which (a) the aggregate Unpaid Balance of all Eligible Receivables that are owed by such Obligor or an Affiliate of such Obligor, exceeds (b) the Concentration Limit for such Obligor.

“Excess Top Six Obligor Concentration Amount” means, at any time, the amount by which (a) the aggregate Unpaid Balance of all Eligible Receivables that are owed by one of the top six Obligors that are Group D Obligors (measured by the aggregate Unpaid Balance of Eligible Receivables in the Receivables Pool), exceeds (b) the product of (x) 21.00%, multiplied by (y) the Eligible Receivables Balance.

“Excess Top Thirty Obligor Concentration Amount” means, at any time, the amount by which (a) the aggregate Unpaid Balance of all Eligible Receivables that are owed by one of the top thirty-six Obligors (excluding the top six such Obligors) that are Group D Obligors (measured by the aggregate Unpaid Balance of Eligible Receivables in the Receivables Pool), exceeds (b) the product of (x) 45.00%, multiplied by (y) the Eligible Receivables Balance.

“Excess Unbilled Receivables Concentration Amount” means, at any time, the amount by which (a) the aggregate Unpaid Balance of all Eligible Receivables that are Unbilled Receivables, exceeds (b) the product of (x) 25.00%, multiplied by (y) the Eligible Receivables Balance.

“Excess Weighted Average Term Amount” means, at any time, the amount (if any) equal to the aggregate Unpaid Balance of the Eligible Receivables that would need to be removed from the Receivables Pool in order to cause the weighted average original payment terms of all Eligible Receivables (weighted based on Unpaid Balances) to be less than 70.5 days. For such purpose, “original payment term” for any Receivable means the number of days after such Receivable’s original invoice date before the Unpaid Balance of such Receivable is due in accordance with the terms of such Receivable and the related Contract.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Receivables” means all Receivables that are not Wide Orbit Receivables, except Network Receivables.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Investor, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of an Investor, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Investor with respect to an applicable interest in the Investments or Commitment pursuant to a law in effect on the date on which (i) such Investor makes an Investment or its Commitment or (ii) such Investor changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Investor’s assignor immediately before such Investor became a party hereto or to such Investor immediately before it changed its lending office, (c) any withholding Taxes imposed pursuant to FATCA and (d) Taxes attributable to an Investor Party’s failure to comply with Section 4.03(f).

“Executive Order” means Executive Order No. 13224 on Terrorist Financings: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on September 23, 2001.

“Facility Maturity Date” means the date that (i) is one hundred eighty (180) days following the Scheduled Termination Date or (ii) such earlier date on which the Investments become due and payable pursuant to Section 9.01.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities in connection with implementation of such Sections of the Code or regulations thereunder.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Yield have been paid in full, (ii) all Seller Obligations shall have been paid in full, (iii) all other amounts owing to the Investor Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Covenant Event” shall be deemed to have occurred if a Seller Financial Covenant Event or an Audacy Financial Covenant Event shall have occurred.

“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer, the assistant treasurer or the vice president – finance of such Person.

“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Fitch Dilution Volatility Component” means, with respect to any date of determination, (a) the standard deviation of Dilution Ratios for the twelve most recent Remittance Periods multiplied by (b) 2.00.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Government Obligor” means the United States, any territory, possession or commonwealth of the United States, any state or local government in the United States, including counties, cities and towns, any political subdivision of the foregoing, or any agency, department or instrumentality of any of the foregoing.

“Government Receivable” means any Receivable the Obligor of which is a Government Obligor.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group A Obligor” means an Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) with a short-term rating of at least: (a) “A-1” by Standard & Poor’s or, if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “AA-” or better by Standard & Poor’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-1” by Moody’s, or, if such Obligor does not have a short-term rating from Moody’s, a rating of “A2” or better by Moody’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary or an Affiliate of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of the Excess Obligor Concentration Amount for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group B Obligor”, “Group C Obligor”, or “Group D Obligor”, in which case such Obligor shall be separately treated as a Group B Obligor, a Group C Obligor or a Group D Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) that is not a Group A Obligor and that has a short-term rating of at least: (a) “A-2” by Standard & Poor’s or, if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “A-” or better by Standard & Poor’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-2” by Moody’s or, if such Obligor does not have a short-term rating from Moody’s, a rating of “A3” or better by Moody’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary or Affiliate of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of the Excess Obligor Concentration Amount for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group C Obligor”, or “Group D Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group C Obligor or a Group D Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such parent or majority owner is a guarantor on the related Contract) that is not a Group A Obligor or a Group B Obligor and that has a short-term rating of at least: (a) “A-3” by Standard & Poor’s or, if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-”or better by Standard & Poor’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-3” by Moody’s or, if such Obligor does not have a short-term rating from Moody’s, a rating of “Baa3” or better by Moody’s on such Obligor’s (or, if applicable, its parent’s or its majority owner’s) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary or Affiliate of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of the Excess Obligor Concentration Amount for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group D Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, a Group B Obligor or a Group D Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor. Any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is rated by neither Moody’s nor Standard & Poor’s shall be a Group D Obligor.

“Guaranty” means, with respect to any Person, any obligation of such Person guarantying or in effect guarantying any Debt, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Indebtedness” has the meaning set forth in the Credit Agreement as in effect on the Closing Date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by Citadel SPV LLC, Corporation Service Company, CT Corporation, Global Securitization Services, LLC, Lord Securities Corporation, National Registered Agents, Inc., Stewart Management Company, Wilmington Trust Company, or, if none of those companies is then providing professional independent directors, another nationally-recognized company, in each case that is not an Affiliate of the Seller and that provides professional independent directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

i)

a member, partner, equityholder, manager, director, officer or employee of the Seller, the sole member of the Seller, or any of their respective equityholders or Affiliates (other than as an Independent Director of the Seller or an Affiliate of the Seller that is not in the direct chain of ownership of the Seller and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional independent directors in the ordinary course of its business);

ii)

a creditor, supplier or service provider (including provider of professional services) to the Seller, or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent managers and other corporate services to the Seller or any of its equityholders or Affiliates in the ordinary course of its business);

iii)	a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

iv)	a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

v)

a natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director of a “special purpose entity” affiliated with the Seller shall be qualified to serve as an Independent Director of the Seller, provided that the fees that such individual earns from serving as Independent Director of affiliates of the Seller in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. The same persons may not serve as Independent Director of the Seller and the sole member of the Seller.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intended Tax Treatment” has the meaning set forth in Section 12.14.

“Investment” means any loan made by an Investor pursuant to Section 2.02.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Investor” means the Conduit Investor and/or any assignee in an Assignment and Acceptance Agreement or other agreement pursuant to which it became an Investor.

“Investor Margin” has the meaning specified in the Fee Letter.

“Investor Party” means each Investor and the Agent.

“Investor’s Account” means, with respect to any Investor, the account from time to time designated in writing by such Investor to the Seller and the Servicer for purposes of receiving payments for the account of such Investor and the other related Investor Parties.

“Liquidity Agent” means any bank or other financial institution acting as agent for the various Liquidity Providers under each Liquidity Agreement.

“Liquidity Agreement” means that certain Liquidity Purchase Agreement, dated as of the Closing Date, among Autobahn, the financial institutions from time to time party thereto as liquidity providers and DZ BANK, as the liquidity agent, or any other agreement entered into in connection with this Agreement, pursuant to which a Liquidity Provider agrees to make purchases from or advances to, or purchase assets from, a Conduit Investor in order to provide liquidity support for such Conduit Investor’s Investments hereunder.

“Liquidity Provider” means the Person or Persons, including DZ BANK, who provide liquidity support to a Conduit Investor pursuant to a Liquidity Agreement in connection with the issuance by such Conduit Investor of Commercial Paper Notes.

“Lock-Box” means each locked postal box with respect to which a Lock-Box Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Lock-Box Account” means (a) each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Lock-Box Account in accordance with the terms hereof) and, (b) solely if the Subject Account is subject to an Account Control Agreement in favor of the Agent, the Subject Account, in each case, in the name of the Seller and maintained at a bank or other financial institution acting as a Lock-Box Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections.

“Lock-Box Account Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate initial Unpaid Balance of all Eligible Receivables originated by each Originator during the immediately preceding four (4) Remittance Periods then most recently ended and (b) the denominator of which is the aggregate Unpaid Balance of Pool Receivables that are Eligible Receivables as of such Cut-Off Date.

“Loss Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) (a) the numerator of which is the sum of (i) the aggregate Unpaid Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than 120 but less than 151 days from the original invoice date for such Pool Receivable, plus (without duplication) (ii) any Losses (net of recoveries) incurred in the most recently ended Remittance Period, and (b) the denominator of which is the aggregate initial Unpaid Balance of all Eligible Receivables generated by the Originators during the Remittance Period four (4) months prior to the Remittance Period ending on such Cut-Off Date.

“Loss Reserve Floor” means, with respect to any date of determination, the greater of (i) the aggregate Unpaid Balance of Eligible Receivables of the four Obligors rated below ‘BBB-’ and ‘BB-’ or better that have the highest aggregate Unpaid Balances of Eligible Receivables and (ii) the aggregate Unpaid Balance of Eligible Receivables of the six Obligors rated below ‘BB-’ or unrated that have the highest aggregate Unpaid Balances of Eligible Receivables.

“Loss Reserve Floor Percentage” means, with respect to any date of determination, the Loss Reserve Floor divided by the aggregate Unpaid Balance of Pool Receivables that are Eligible Receivables at the end of the most recently ended Remittance Period.

“Losses” means the Unpaid Balance of any Pool Receivables that have been, or should have been, written-off as uncollectible in accordance with the Credit and Collection Policies.

“Majority Investors” means the Investors with Commitments (or if the Commitments have been terminated, the Capital) in excess of fifty percent (50%) of the Purchase Limit (or, if the Commitments have been terminated, the Aggregate Capital) at a given time.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on any of the following:

(a)    (i) if a particular Person is specified, the ability of such Person to perform its obligations, if any, under this Agreement or any other Transaction Document or (ii) if a particular Person is not specified, the ability of any Audacy Party to perform its obligations under any Transaction Document to which it is a party;

(b)    the validity, enforceability or collectability of the Pool Receivables, the Related Security with respect thereto or, in each case, any material portion thereof,;

(c)    (i) the perfection, priority, enforceability or other rights and remedies of any Investor Party under the Transaction Documents or associated with its respective interest in the Support Assets or (ii) the validity or enforceability against any Audacy Party of any Transaction Document;

(d)    (i) if a particular Person is specified, the business, assets, liabilities, property, operations or financial condition of such Person or (ii) if a particular Person is not specified, the business, assets, liabilities, properties, operations or financial condition of any Audacy Parties; or

(e)    the rights and remedies of any Investor Party under the Transaction Documents or associated with its respective interest in the Support Assets.

“Material Suppliers” means, at any time, the twenty-five (25) Audacy suppliers with the largest aggregate amounts paid through Audacy’s accounts payable system over the prior twelve months as of the last day of Audacy’s most recently ended fiscal quarter that were also Obligors at any point over the same period. As of the Closing Date, the Material Suppliers are those listed on Schedule IV attached hereto, which schedule shall be updated by the Agent and the Seller in writing after the end of each fiscal quarter, beginning with the fiscal quarter ended September 30, 2021.

“Material Supplier Contra Amount” means, at any time, the sum of (a) the aggregate of the AP Contra Amounts for all Material Suppliers that are Obligors of Eligible Receivables at such time, plus (b) to the extent not included in the applicable AP Contra Amounts in clause (a) above, the Aggregate Contra Amount.

“Monthly Report” means a report, in substantially the form of Exhibit F.

“Monthly Settlement Date” means the 15th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day); provided, however, that the initial Monthly Settlement Date shall be August 16, 2021.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Audacy Party or any Commonly Controlled Entity makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Eligible Receivables Balance” means, at any time, an amount equal to the aggregate Unpaid Balance of Pool Receivables that are Eligible Receivables, minus (without duplication) the sum of (a) the Overconcentration Amount, plus (b) the Prepayment Reserve Amount, plus (c) the Material Supplier Contra Amount; provided, that the amount included in clauses (a) through (c) above in respect of any Pool Receivable shall not exceed such Pool Receivable’s Unpaid Balance. For avoidance of doubt, no such deductions shall be made in respect of Receivables that are not Eligible Receivables.

“Network Receivables” means Receivables originated by Audacy Networks, LLC or on Audacy’s and its Subsidiaries’ “Audacy Audio Network” (formerly known as “Entercom Audio Network”) and “Traffic, Weather and Information Network” business divisions.

“Obligor” means a Person obligated to make payments under a Contract with respect to a Receivable, including, (i) the related Advertiser or Ad Agency, as applicable, or (ii) any guarantor or co-obligor thereof.

“OFAC” has the meaning set forth in the definition of Sanctioned Person.

“Organizational Documents” means with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person.

“Originator” means each Person that is a party to the Purchase and Sale Agreement as an “Originator” thereunder and the Transferor.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Investment or Transaction Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, performance, delivery, registration or enforcement of, from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement and the other Transaction Documents, except any such Taxes that are Other Connection Taxes imposed on or with respect to an assignment.

“Overconcentration Amount” means, at any time, the sum of the following (without duplication): (a) the aggregate Excess Obligor Concentration Amount, plus (b) the Excess Top Six Obligors Concentration Amount, plus (c) the Excess Top Thirty Obligors Concentration Amount, plus (d) the Excess Government Receivables Concentration Amount, plus (e) the Excess Unbilled Receivables Concentration Amount, plus (f) the Excess Weighted Average Term Amount.

“Participant” has the meaning set forth in Section 12.03(e).

“Participant Register” has the meaning set forth in Section 12.03(f).

“Party” means any Person who is a party to this Agreement.

“PATRIOT Act” has the meaning set forth in Section 12.15.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan) which any Audacy Party or Commonly Controlled Entity sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Percentage” means, at any time, with respect to any Investor, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Investments being funded by such Investor and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Investors or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Investments.

“Performance Guarantor” means Audacy.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Holder” has the meaning set forth in the Credit Agreement as in effect on the Closing Date.

“Permitted Lien” means (i) any lien in favor of, or assigned to, the Agent (for the benefit of the Investor Parties); (ii) any bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash on deposit in a Collection Account to the extent such liens are not terminated pursuant to an Account Control Agreement and (iii) any liens for Taxes not yet overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP.

“Permitted Originator Transaction” means:

(a)    the sale of substantially all the assets of any Originator or the sale of the Capital Stock of any Originator, provided that (i) after giving pro forma effect to such sale, and, if applicable, any joinder of originators that occurs on the same date, no Capital Coverage Deficit shall exist, and (ii) the aggregate initial Unpaid Balance of all Eligible Receivables which were originated by such Originator during the three most recently ended Remittance Periods as of the date on which the applicable Audacy Party enters into a binding agreement to sell, assign or otherwise transfer such assets (the “Signing Date”) constitutes no more than 10% of the initial aggregate Unpaid Balance of Pool Receivables that are Eligible Receivables which were originated during the three most recently ended Remittance Periods as of the Signing Date; provided that if such sale, assignment or other transfer of such assets has not been consummated within 90 days of the Signing Date, and the purchaser thereof has not otherwise begun programming such assets under a time brokerage agreement or local market agreement within 90 days of the Signing Date, then the aggregate initial Unpaid Balance of all Eligible Receivables which were originated by such Originator during the three most recently ended Remittance Periods as of the date of consummation of such sale, assignment or other transfer (the “Effective Date”) constitutes no more than 10% of the initial aggregate Unpaid Balance of Pool Receivables that are Eligible Receivables which were originated during the three most recently ended Remittance Periods as of the Effective Date; or

(b)    a consolidation or merger of any Originator (other than the Transferor) into another entity if the surviving entity is an Originator.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to ERISA and in respect of which any Audacy Party is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Investor and its related Capital, the portion of such Capital being funded or maintained by such Investor by reference to a particular interest rate basis.

“Post-Closing Date” means August 6, 2021 or such later date as the Agent may agree to in writing.

“Prepayment Reserve Amount” means, at any time, the Deposit Balance with respect to any Obligor of Eligible Receivables to the extent that such Deposit Balance has not been applied to reduce the balance of any Pool Receivables owed by such Obligor.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Originators and the Transferor, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Purchase Limit” means $75,000,000. References to the unused portion of the Purchase Limit shall mean, at any time, an amount equal to (x) the Purchase Limit at such time, minus (y) the Aggregate Capital at such time.

“Rating Agency” means each of S&P, Fitch and Moody’s (and/or each other rating agency then rating the Commercial Paper Notes of any Conduit Investor).

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator, the Transferor (as assignee of an Originator) or the Seller (as assignee of the Transferor), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been sold or for services rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction. Notwithstanding anything contained herein to the contrary, the term “Receivable” shall not include any Excluded Receivable.

“Receivables Pool” means, at any time, all of the then outstanding Receivables transferred (or purported to be transferred) to the Seller pursuant to the Sale and Contribution Agreement and which are then owned by the Seller.

“Reduction” has the meaning set forth in Section 3.01(e)(i).

“Register” has the meaning set forth in Section 12.03(c).

“Related Rights” has the meaning set forth in Section 1.1 of the applicable Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a)    all of the Seller’s, the Transferor’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b)    all instruments and chattel paper that may evidence such Receivable;

(c)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)    all of the Seller’s, the Transferor’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties (including state government guarantees), indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(e)    all books and records of the Seller, the Transferor and each Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box, all Lock-Box Accounts and the Collection Account, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);

(f)    all of the Seller’s rights, interests and claims under the Sale and Contribution Agreement and the other Transaction Documents;

(g)    all of the Transferor’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents; and

(h)    all Collections and other proceeds (as defined in the UCC) of any of the foregoing.

“Remittance Period” means:

(a)    the period from the Closing Date to the last calendar day of July 2021; and

(b)    thereafter, each subsequent calendar month;

provided, that the last Remittance Period shall end on the Final Payout Date.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC regulations.

“Reporting Date” means the 10th day of each calendar month (or if such day is not a Business Day, the immediately preceding Business Day).

“Representatives” has the meaning set forth in Section 12.06(c).

“Required Reserve Percentage” means, at any time, the sum of (a) the greater of (i) the sum of the Loss Reserve Floor Percentage and the Dilution Reserve Floor Percentage and (ii) the sum of the Dynamic Loss Reserve Percentage and the Dynamic Dilution Reserve Percentage, plus (b) the sum of the Yield Reserve Percentage and the Servicing Fee Reserve Percentage.

“Responsible Officer” means, with respect to any Person, the general counsel or any executive officer of such Person and any other officer of such Person responsible for the administration of the obligations of such Person in respect of this Agreement and the other Transaction Documents.

“Restricted Payments” has the meaning set forth in Section 7.01(r).

“Retained Interest” has the meaning set forth in Section 12.21(a)(i).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“S&P Dilution Volatility Component” means, with respect to any date of determination, (a) the positive difference, if any, between (i) the highest Dilution Ratio for any Remittance Period during the twelve most recent Remittance Periods and (ii) the arithmetic average of the Dilution Ratios for such twelve Remittance Periods multiplied by (b) (i) the highest Dilution Ratio for any Remittance Period during the twelve most recent Remittance Periods, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve Remittance Periods.

“Sale Agreement” means each of the Purchase and Sale Agreement and the Sale and Contribution Agreement.

“Sale and Contribution Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, among the Transferor and the Seller, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Sale Termination Event” has the meaning set forth in the applicable Sale Agreement.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any country or territory wide Sanctions (as of the date of this Agreement, Cuba, Iran, Syria, North Korea and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (or any successor thereto) or the U.S. Department of State, or as otherwise published from time to time; (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above; (c) that is operating, organized or resident in a Sanctioned Country, to the extent the subject of a sanctions program administered by OFAC; or (d) (i) an agency of the government of a Sanctioned Country or (ii) where relevant under Sanctions an organization controlled by a Sanctioned Country.

“Sanctions” means the laws, rules, regulations and executive orders promulgated or administered to implement economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the U.S. government, including those administered by OFAC or the U.S. State Department or (b) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Termination Date” means July 15, 2024.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Investor Party, each Seller Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Security” is defined in Section 2(a)(1) of the Securities Act.

“Seller” has the meaning specified in the preamble to this Agreement.

“Seller Financial Covenant Event” shall be deemed to have occurred if the Seller fails to maintain positive net income, calculated in accordance with GAAP on a fiscal year basis, as set forth in the Seller’s unaudited financial statements commencing with the fiscal year ending on December 31, 2021.

“Seller Indemnified Amounts” has the meaning set forth in Section 11.01(a).

“Seller Indemnified Party” has the meaning set forth in Section 11.01(a).

“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Investor Party, Seller Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Yield on the Investments, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any insolvency proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).

“Seller Notice” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Agent pursuant to Section 2.02(a).

“Senior Notes Indenture” has the meaning set forth in the Credit Agreement as in effect on the Closing Date.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 11.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 11.02(a).

“Servicing Fee” means the fee referred to in Section 8.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 8.06(a) of this Agreement.

“Servicing Fee Reserve Percentage” means, as of any date of determination, an amount equal to:

(2.0 x SFR) x (DSO/360)

where

SFR         =    the Servicing Fee Rate; and

DSO         =    the Days Sales Outstanding on such day.

“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) so long as no Event of Default or Accelerated Amortization Event has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default or Accelerated Amortization Event has occurred and is continuing, each day selected from time to time by the Agent (with the consent or at the direction of the Majority Investors) (it being understood that the Agent (with the consent or at the direction of the Majority Investors) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Specified Concentration Percentage” means (a) for any Group A Obligor, 15.00%, (b) for any Group B Obligor, 10.00%, (c) for any Group C Obligor, 5.00% and (d) for any Group D Obligor, 4.00%.

“Specified Material Suppliers” means Audacy suppliers designated by the Seller under the subheading “Specified Material Suppliers” on Schedule III attached hereto, as such schedule may be updated by the Seller from time to time to remove Specified Material Suppliers, or as such schedule may be otherwise updated by the Seller and the Agent from time to time.

“Stress Factor” means 2.0.

“Sub-Servicer” has the meaning set forth in Section 8.01(d).

“Subject Account” means the account designated as the “Subject Account” on Schedule I hereto.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, or (b) by one or more Subsidiaries of such Person.

“Support Assets” has the meaning set forth in Section 4.05(a). For the avoidance of doubt, the Support Assets include all Sold Assets.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority with a power to tax and all interest, penalties or additions to tax applicable thereto.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.01 or Section 9.02 and (c) the date selected by the Seller on which all Commitments shall be terminated pursuant to Section 2.02(e).

“Threshold Amount” has the meaning set forth in the Credit Agreement as in effect on the Closing Date.

“Top Ten Material Suppliers” means the ten (10) Audacy suppliers that had the largest aggregate amounts paid over the prior twelve months as of the last day of Audacy’s most recently ended fiscal half-year that were also Obligors at any point over the same period (provided, that as of the Closing Date, the Top Ten Material Suppliers are those listed on Schedule III attached hereto, which schedule shall be updated by the Agent and the Seller in writing after the end of each fiscal half-year beginning with the half year ended December 31, 2021). The aggregate amounts paid to any Audacy supplier for this analysis will include both (i) amounts paid through Audacy’s accounts payable system and (ii) any payments made by bank wire.

“Transaction Documents” means this Agreement, each Sale Agreement, the Account Control Agreements, the Fee Letter, the Performance Guaranty, the Administration Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Transaction Information” means any information provided to any Rating Agency, in each case, to the extent related to such Rating Agency providing or proposing to provide a rating of any Commercial Paper Notes or monitoring such rating including, without limitation, information in connection with the Seller, the Transferor, any Originator, the Performance Guarantor, the Servicer or the Receivables.

“Transferor” means Audacy New York, LLC, a Delaware limited liability company.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Accelerated Amortization Event” means any event which, with the giving of notice or lapse of time, or both, would become an Accelerated Amortization Event.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“Unpaid Balance” means, at any time, with respect to any Receivable, the then outstanding principal balance thereof.

“U.S. Dollars” and “$” each mean the lawful currency of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Wide Orbit Portal” means the online payment platform for Collections on Receivables on Audacy’s and its Subsidiaries’ “Wide Orbit” subledger.

“Wide Orbit Receivables” means all Receivables on Audacy’s and its Subsidiaries’ “Wide Orbit” subledger or any successor subledger.

“Write-Down and Conversion Powers” means the write-down and conversion powers of the EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield” means, for each Investment (or portion thereof) for any day during any Yield Period (or portion thereof), the amount of interest accrued on the Capital of such Investment (or portion thereof) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).

“Yield Period” means, with respect to each Investment, (a) before the Termination Date: (i) initially, the period commencing on the date such Investment is made pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the end of such Remittance Period and (ii) thereafter, each Remittance Period and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Agent (with the consent or at the direction of the Majority Investors) or, in the absence of any such selection, each Remittance Period.

“Yield Rate” means, for any day in any Yield Period for any Investment (or any Portion of Capital thereof):

(a)    if such Investment (or such Portion of Capital thereof) is being funded by a Conduit Investor on such day through the issuance of Commercial Paper Notes, the applicable CP Rate; or

(b)    subject to Section 4.04 and 4.06, if such Investment (or such Portion of Capital thereof) is being funded by any Investor on such day other than through the issuance of Commercial Paper Notes (including, without limitation, if a Conduit Investor is then funding such Investment (or such Portion of Capital thereof) under a Liquidity Agreement, then the Alternative Funding Rate.

provided, however, that the “Yield Rate” for each Investment for any day while an Event of Default has occurred and is continuing shall be, if selected by the applicable Investor in its sole discretion, the Default Funding Rate; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; provided, further, however, that Yield for any Investment shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Reserve Percentage” means at any time:

2.0 x DSO x AC

          360

where:

AC	=	the highest Yield Rate in effect at such time with respect to any Investment (or any Portion of Capital thereof) plus the Investor Margin plus 2.00%; and

DSO	=	the Days Sales Outstanding on such day.

SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

ARTICLE II

TERMS OF THE LOANS

SECTION 2.01. Purchase Facility.

(a)    Investments. Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions set forth herein, the Investors shall, ratably in accordance with their Commitments, make such Investments to the Seller from time to time during the period from the Closing Date to the Termination Date. Under no circumstances shall any Investor be obligated to make any such Investment if, after giving effect to such Investment:

(i)    the Aggregate Capital would exceed the Purchase Limit at such time;

(ii)    the aggregate outstanding Capital of such Investor’s Investments would exceed its Commitment; or

(iii)    the Aggregate Capital would exceed the Capital Coverage Amount at such time.

(b)     Sale of Receivables and Other Sold Assets. In consideration of the Investors’ respective agreements to make Investments and the Seller’s right to receive payments of the Deferred Purchase Price, in each case in accordance with the terms hereof, the Seller, on the Closing Date, on the date of each Investment and on each other date on which the Aggregate Capital exceeds zero, hereby sells, assigns and transfers to the Agent (for the ratable benefit of the Investors according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables and (iv) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

(c)    Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that the transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Agent (for the ratable benefit of the Investors according to their Capital as increased or reduced from time to time hereunder) pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except for financial accounting purposes, as provided in Section 2.01(d) and except for U.S. federal, state and any other relevant tax purposes, as provided in Section 12.14). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 4.05 or any rights, interests, liabilities or obligations of any party thereunder.

(d)    Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Agent or any Investor of any obligation or liability of the Seller, any Originator, the Transferor, the Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Transferor, the Servicer and such other Persons, as applicable.

(e)    Deferred Purchase Price. In accordance with the terms of this Agreement, the Servicer shall, on behalf of the Agent and each Investor, be deemed to automatically and immediately pay to the Seller the Deferred Purchase Price from time to time, (i) prior to the Final Payout Date, when and to the extent funds are available therefor pursuant to Section 3.01 and (ii) after the Final Payout Date, on each Business Day from Collections to the extent such Collections exceed the accrued and unpaid Servicing Fee, in each case without further set-off or counterclaim; provided, that, the release of such Collections to the Seller shall constitute payment of the Deferred Purchase Price. Any payment of any amount of Deferred Purchase Price shall be deemed to be made by each Investor according to its Percentage of such amount. For the avoidance of doubt, any obligation of a Conduit Investor with respect to payment of the Deferred Purchase Price shall be subject in all respects to Section 12.05.

(f)    Limitation on Payments by Investors. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, none of the Investors or the Agent shall be obligated (whether on behalf of an Investor or otherwise) to, pay any amount to the Seller in respect of any portion of the Deferred Purchase Price, except to the extent that Collections are available for distribution to the Seller for such purpose in accordance with this Agreement (including, for the avoidance of doubt, the priorities for payment set forth in Section 3.01).

SECTION 2.02. Making Investments; Repayment of Investments.

(a)    Each Investment hereunder shall be made on at least two (2) Business Days’ prior written request from the Seller to the Agent in the form of a Seller Notice attached hereto as Exhibit A. Each such request for an Investment shall be made no later than 1:00 p.m. (New York City time) on a Business Day (it being understood that (i) any such request made after such time shall be deemed to have been made on the following Business Day and (ii) the Investors shall not be obligated to make more than one (1) Investment per calendar week unless otherwise agreed in writing between the Agent and the Seller) and shall specify (i) the amount of the Investment(s) requested (which shall not be less than $250,000 and shall be an integral multiple of $5,000), (ii) the account to which the proceeds of such Investment shall be distributed and (iii) the date such requested Investment is to be made (which shall be a Business Day).

(b)    On the date of each Investment specified in the applicable Seller Notice, the Investors shall, upon satisfaction of the applicable conditions set forth in Article V and pursuant to the other conditions set forth in this Article II, make available to the Seller in same day funds an aggregate amount equal to the amount of such Investments requested, at the account set forth in the related Seller Notice.

(c)    Each Investor’s obligation shall be several, such that the failure of any Investor to make available to the Seller any funds in connection with any Investment shall not relieve any other Investor of its obligation, if any, hereunder to make funds available on the date such Investments are requested (it being understood, that no Investor shall be responsible for the failure of any other Investor to make funds available to the Seller in connection with any Investment hereunder).

(d)    The Seller shall repay in full the outstanding Capital of each Investor on the Facility Maturity Date. Prior thereto, the Seller shall, on each Settlement Date, make a repayment of the outstanding Capital of the Investors to the extent required under Section 3.01(b) and otherwise in accordance therewith. In addition, if a Capital Coverage Deficit exists at any time, the Seller shall cure such Capital Coverage Deficit within two (2) Business Days. Notwithstanding the foregoing, the Seller, in its sole discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Investors on any Business Day upon two (2) Business Days’ prior written notice thereof to the Agent in the form of a Prepayment Notice attached hereto as Exhibit B; provided, however, that (i) each such prepayment shall be in a minimum aggregate amount of $1,000,000 and shall be an integral multiple of $100,000; provided, however that notwithstanding the foregoing, a prepayment may be in an amount necessary to reduce any Capital Coverage Deficit existing at such time to zero, and (ii) any accrued Yield and Fees in respect of such prepaid Capital shall be paid on the immediately following Settlement Date.

(e)    The Seller may, at any time upon at least ten (10) days’ prior written notice to the Agent in the form of a Termination Notice attached hereto as Exhibit C, terminate the Purchase Limit and all Commitments in whole. Such Termination Notice may be conditioned upon the effectiveness of a proposed financing transaction as set forth therein.

(f)    In connection with any termination of the Purchase Limit and the Commitments, the Seller shall remit to the Agent (i) instructions regarding such termination and (ii) for payment to the Agent for the account of the Investors, cash in an amount sufficient to pay (A) the Aggregate Capital and (B) the Aggregate Yield, all Fees and all other outstanding Seller Obligations including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Agent shall apply such amounts to the reduction of the Aggregate Capital, and to the payment of the remaining outstanding Seller Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Investors.

(g)    On the date following the Termination Date when the Aggregate Capital has been reduced to zero ($0) and all other Seller Obligations have been paid in full in cash, the Seller shall be deemed to have repurchased from the Agent and the Investors, and the Agent and the Investors shall be deemed to have sold and released to the Seller, all right, title and interest (including any security interest) in, to and under the remaining Sold Assets (for the avoidance of doubt, excluding any Collections or other proceeds of Sold Assets applied in payment of Capital or in payment or satisfaction of any other Seller Obligations). Such repurchase, sale and release shall be made on an as-is, where-is basis without representation or warranty by, or recourse to, the Agent or any Investor.

SECTION 2.03. Yield and Fees.

(a)    On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 3.01, pay to the Agent for the account of each Investor certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the Investors and/or the Agent (such fee letter agreements, each as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

(b)    The Capital of the Investments hereunder shall accrue interest on each day when such Capital remains outstanding at the then applicable Yield Rate for such Investment. The Seller shall pay all Yield, Fees and Breakage Fees accrued during each Yield Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 3.01.

SECTION 2.04. Records of Investments. The Agent shall record in its records, the date and amount of each Investment made by the Investors hereunder, the interest rate with respect thereto, the Yield accrued thereon and each repayment and payment thereof. Subject to Section 12.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Investor, together with all Yield accruing thereon and all other Seller Obligations.

ARTICLE III

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 3.01. Settlement Procedures.

(a)    Daily Distributions.

(i)    The Servicer, on behalf of the Seller, shall deliver, or cause the Administrator to deliver, a Daily Report to the Agent by 2:00 p.m. (New York City time) (or such later time as the Agent may agree in writing) on each Business Day in accordance with Section 7.01(c)(iii), such report with respect to any Settlement Date to be included as part of the Monthly Report for the applicable Settlement Date. Each Daily Report shall be completed in full and shall provide all information contemplated by Exhibit G. If a Daily Report demonstrates a Capital Coverage Deficit, the Seller shall cure such Capital Coverage Deficit within two (2) Business Days in accordance with Section 2.02(d).

(ii)    On each Daily Distribution Date, based on the information set forth in the Daily Report delivered on such Daily Distribution Date:

(A)    the Investors shall, if so requested by the Seller’s delivery of a Seller Notice, make Investments on such Daily Distribution Date, in accordance with Section 2.02, subject to the terms and conditions set forth therein; and

(B)    subject to clause (iii) below, the amount of available Collections then on deposit in the Collection Account will be distributed to the Seller (or the Servicer on its behalf) for application by the Seller (or the Servicer on its behalf) in the following order of priority: (x) first, for payment by the Seller of the cash purchase price for Receivables then due under the Sale and Contribution Agreement and (y) second, for the Seller’s own account.

(iii)    Notwithstanding the foregoing, no such distribution of funds in the Collection Account pursuant to clause (ii)(B) above shall be permitted or made on any Daily Distribution Date unless:

(A)    the related Daily Report shall have been received by the Agent by 2:00 p.m. (New York City time) (or such later time as the Agent may agree in writing) on such Daily Distribution Date and shall be complete and substantially in the form provided therefor in Exhibit G;

(B)    after giving effect to such distribution, there shall remain on deposit in the Collection Account an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield, Fees and Breakage Fees, in each case, accrued and unpaid through the date of such distribution and (y) the amount of all other accrued and unpaid Seller Obligations (other than Capital) through the date of such distribution;

(C)    no Capital Coverage Deficit shall exist or result from such distribution (after giving effect to any Investment being made on such Daily Distribution Date);

(D)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such distribution; and

(E)    the Termination Date has not occurred.

(b)    Monthly Settlement. On each Settlement Date, the Agent shall direct the Collection Account Bank in writing to distribute all Collections on deposit in the Collection Account in the following order of priority:

(i)    first, to each Lock-Box Account Bank, the Collection Account Bank and the Administrator (ratably, based on the amount due and owing at such time) for the payment of the any fees, expenses and indemnities payable for the immediately preceding Yield Period (plus, if applicable, the amount of such fees, expenses and indemnities payable for any prior Yield Period to the extent such amount has not been distributed to the Administrator, the Lock-Box Account Bank or the Collection Account Bank, as applicable); provided, however, that the aggregate amount distributed for the payment of expenses and indemnities pursuant to this clause (i) in any calendar year shall not exceed $50,000; provided, further, that any amounts in excess of such cap not otherwise paid will be payable in subsequent calendar years until paid in full, and such cap shall not apply following the occurrence and during the continuance of an Event of Default;

(ii)    second, (x) to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Remittance Period;

(iii)    third, to each Investor, all accrued and unpaid Seller Obligations (other than Capital) due to such Investor and each other Investor Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Sections 4.03 and 12.01 in respect of such payments), plus, if applicable, the amount of any such Yield, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 4.03 and 12.01 in respect of such payments) payable for any prior Yield Period to the extent such amount has not been distributed to such Investor or Investor Party;

(iv)    fourth, as set forth in clauses (x), (y) and/or (z) below, as applicable:

(x)    prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Deficit exists on such date: to the Investors, for the payment of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Deficit to zero ($0);

(y)    on and after the occurrence of the Termination Date, to each Investor (ratably, based on the aggregate outstanding Capital of each Investor at such time), for the payment in full of the aggregate outstanding Capital of such Investor at such time; and

(z)    prior to the occurrence of the Termination Date, at the election of the Seller and in accordance with Section 2.02(d), to the Investors (ratably, based on the aggregate outstanding Capital of each Investor at such time), in payment of all or any portion of the Aggregate Capital at such time;

(v)    fifth, to the Investor Parties, the Affected Persons and the Seller Indemnified Parties, for the payment of all other Seller Obligations then due and owing by the Seller to the Investor Parties, the Affected Persons and the Seller Indemnified Parties;

(vi)    sixth, to the Servicer for the payment of any accrued and unpaid Servicing Fees payable for any prior Remittance Period to the extent such amount has not been distributed to the Servicer; and

(vii)    seventh, the balance, if any, to be paid to the Seller for its own account in payment of the Deferred Purchase Price.

(c)    All payments or distributions to be made by the Servicer, the Seller and any other Person to the Investors (or their respective related Affected Persons and the Seller Indemnified Parties) hereunder shall be paid to the related Investor at its Investor’s Account.

(d)    If and to the extent the Agent, any Investor Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any insolvency proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Agent, such Investor Party, such Affected Person or such Seller Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.

(e)    For the purposes of this Section 3.01:

(i)    if on any day the Unpaid Balance of any Pool Receivable is (A) reduced as a result of any defective or rejected goods or services, any discount, dispute, refunds, netting, rebates or any adjustment or otherwise by any Audacy Party or any Affiliate thereof (other than cash Collections on account of the Receivables), (B) reduced as a result of converting such Receivable to an Excluded Receivable, (C) reduced as a result of applying any Deposit Balance that was not, immediately prior to such reduction, held in the Collection Account or a Lock-Box Account or (D) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or any netting by any Person (any such reduction or adjustment, a “Reduction”), the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall within two (2) Business Days pay to the Collection Account (or as otherwise directed by the Agent at such time) for the benefit of the Investor Parties for application pursuant to Section 3.01(b), an amount equal to (x) if such Reduction occurs prior to the Termination Date and no Event of Default has occurred and is continuing, the lesser of (I) the sum of all deemed Collections with respect to such Reduction and (II) an amount necessary to eliminate any Capital Coverage Deficit that exists at such time and (y) if such Reduction occurs on or after the Termination Date or at any time when an Event of Default has occurred and is continuing, the sum of all deemed Collections with respect to such Reduction;

(ii)    if (A) any of the representations or warranties in Section 6.01 is not true with respect to any Pool Receivable at the time made or deemed made or (B) any Receivable included in any Monthly Report or Daily Report as an Eligible Receivable or in any calculation of Net Eligible Receivables Balance as an Eligible Receivable fails to be an Eligible Receivable at the time of such inclusion, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall within two (2) Business Days pay to the Collection Account (or as otherwise directed by the Agent at such time) for the benefit of the Investor Parties for application pursuant to Section 3.01(b), an amount equal to (x) if such breach occurs prior to the Termination Date and no Event of Default has occurred and is continuing, the lesser of (I) the sum of all deemed Collections with respect to such breach and (II) an amount necessary to eliminate any Capital Coverage Deficit that exists at such time and (y) if such breach occurs on or after the Termination Date or at any time when an Event of Default has occurred and is continuing, the sum of all deemed Collections with respect to such breach (Collections deemed to have been received pursuant to Sections 3.01(e)(i) and 3.01(e)(ii) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)    except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor designated by such Obligor for application of such payment; provided, that if such Obligor has not designated the Receivable to which such payment shall be applied, the Servicer shall ask such Obligor to designate the Receivable to which it shall be applied and shall hold such Collections separately for the account of such Obligor until such Obligor designates the Receivable(s) to which such payment shall be applied; provided, further, that if the manner of application of any such payment is not specified by the related Obligor in accordance with this clause (iii) and is not required by Applicable Law or by the underlying Contract, and Servicer determines to apply such payment, then Servicer shall apply such payment, unless the Agent instructs otherwise: first, as a Collection of any Receivable or Receivables then outstanding of such Obligor, with such Receivables being paid in the order of the oldest first, and, second, to any other indebtedness of such Obligor; and

(iv)    if and to the extent the Agent, any Investor Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any insolvency proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 3.02. Payments and Computations, Etc. (a) All amounts to be paid by the Seller or the Servicer to the Agent, any Investor Party, any Affected Person or any Seller Indemnified Party hereunder shall be paid no later than noon (New York City time) on the day when due in same day funds to the Agent’s Account or the applicable Investor’s Account, as applicable. Notwithstanding the foregoing, any amount to be paid to Autobahn by the Seller or the Servicer under this Agreement shall be deemed received by Autobahn upon payment to the Agent’s Account in same day funds.

(b)    Each of the Seller and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.50% per annum above the Base Rate, payable on demand.

(c)    All computations of interest under subsection (b) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE IV

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST

SECTION 4.01. Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii)    subject any Investor Party to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes for which relief is provided under Section 4.03, (B) Taxes described in clauses (b) and (c) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Support Assets, this Agreement, any other Transaction Document, any Liquidity Agreement, or any Investment or (B) affecting its obligations or rights to make Investments;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Agent or an Investor hereunder or as a Liquidity Provider with respect to the transactions contemplated hereby, (B) funding or maintaining any Investment or (C) maintaining its obligation to fund or maintain any Investment, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, the Seller shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered; provided that the Seller shall have no obligations under this Section unless the applicable Affected Person certifies to the Sellers that it is making similar requests to other customers similarly situated and affected by such Change in Law and from whom such Affected Person is entitled to seek similar amounts.

(b)    Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document or related Liquidity Agreement, (C) the Investments made by such Affected Person or (D) any Capital, to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person, the Seller shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.

(c)    Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 3.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate.

(d)    Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate any Affected Person for any amounts incurred more than six months prior to the date that such Affected Person notifies the Seller of such Affected Person’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

SECTION 4.02. Funding Losses.

(a)    The Seller will pay the Agent, for the benefit of each Investor, all Breakage Fees.

(b)    A certificate of an Investor setting forth the amount or amounts necessary to compensate such Investor, as specified in clause (a) above and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 3.01, pay such Investor the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate.

SECTION 4.03. Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Seller, Servicer, or Agent, as applicable) requires the deduction or withholding of any Tax from any such payment by the Seller, Servicer, or Agent, as applicable, then the Seller, Servicer, or Agent, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Investor Party receives an amount equal to the sum it would have received had no such deduction or withholding been required.

(b)    Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Agent, timely reimburse the Agent (or, as applicable, the applicable Investor Party) for the payment of, any Other Taxes.

(c)    Indemnification by the Seller. The Seller shall indemnify each Investor Party, within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Investor Party or required to be withheld or deducted from a payment to such Investor Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Seller by an Investor Party (with a copy to the Agent), or by the Agent on its own behalf or on behalf of an Investor Party, shall be conclusive absent manifest error.

(d)    Indemnification by the Investors. Each Investor shall severally indemnify the Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Investor or any of its respective Affiliates that are Affected Persons (but only to the extent that the Seller and its Affiliates have not already indemnified the Agent for such Indemnified Taxes and without limiting any obligation of the Seller, the Servicer or its Affiliates to do so), (ii) any Taxes attributable to the failure of such Investor or any of its respective Affiliates that are Affected Persons to comply with Section 12.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Investor or any of its respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Investor by the Agent shall be conclusive absent manifest error. Each Investor hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Investor, or any of its respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Agent to such Investor or any of its respective Affiliates that are Affected Persons from any other source against any amount due to the Agent under this clause (d).

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to the relevant Governmental Authority pursuant to this Section 4.03, the Seller shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the relevant portion of the Tax return reporting such payment (with appropriate redactions, if necessary) or other evidence of such payment reasonably satisfactory to the Agent.

(f)    Status of Investors. (i) Any Investor that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Agent (if and to the extent any amounts are received by the Agent on behalf of such Investor), at the time or times reasonably requested by the Seller or the Agent, such properly completed and executed documentation reasonably requested by the Seller or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Investor, if reasonably requested by the Seller or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Agent (if and to the extent any amounts are received by the Agent on behalf of such Investor) as will enable the Seller or the Agent to determine whether or not such Investor is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.03(f)(ii)(A), 4.03(f)(ii)(B), 4.03(f)(iii) and 4.03(g)) shall not be required if, in the Investor’s reasonable judgment, such completion, execution or submission would subject such Investor to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Investor.

(ii)    Without limiting the generality of the foregoing:

(A)    any Investor that is a U.S. Person shall deliver to the Seller and the Agent (if and to the extent any amounts are received by the Agent on behalf of such Investor) on or prior to the date on which such Investor becomes a party to this Agreement and from time to time upon the reasonable request of the Seller or the Agent, executed originals of Internal Revenue Service Form W-9 certifying that such Investor is exempt from U.S. federal backup withholding tax;

(B)    any Investor that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Agent (if and to the extent any amounts are received by the Agent on behalf of such Investor) (in such number of copies as shall be requested by the Seller or the Agent) on or prior to the date on which such Investor becomes a party to this Agreement and from time to time upon the reasonable request of the Seller or the Agent, whichever of the following is applicable:

(1)    in the case of such an Investor claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as

applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of Internal Revenue Service Form W-8ECI;

(3)    in the case of such an Investor claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Investor is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(4)    to the extent such Investor is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Investor is a partnership and one or more direct or indirect partners of such Investor are claiming the portfolio interest exemption, such Investor may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C)    any Investor that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Agent (if and to the extent any amounts are received by the Agent on behalf of such Investor) (in such number of copies as shall be requested by the recipient), from time to time upon the reasonable request of the Seller or the Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Seller or the Agent to determine the withholding or deduction required to be made.

(iii)    On or prior to the date on which the Agent (or any successor thereto) becomes a party to this Agreement, solely with respect to payments received for its own account, the Agent as of the date thereof shall deliver to the Seller executed copies of (i) if the Agent is a U.S. Person, Internal Revenue Service Form W-9 or (ii) if the Agent is not a U.S. Person, U.S. Internal Revenue Service Form W-8ECI or W-8BEN-E, as applicable.

(g)    Documentation Required by FATCA. If a payment made to an Investor under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Investor were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Investor shall deliver to the Seller and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Seller or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Agent as may be necessary for the Seller and the Agent to comply with their obligations under FATCA, to determine whether such Investor has or has not complied with such Investor’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any intergovernmental agreement or similar agreement intended to facilitate compliance with, or otherwise related to FATCA.

(h)     If the Agreement provides for an Agent to receive any payments made under this Agreement on account of any Investor, and such Agent receives any payments under this Agreement for the account of any Investor in order to transfer to such Investor, then on or prior to the Agent receiving such a payment as an intermediary for such Investor, as long as no Event of Default or Unmatured Event of Default has occurred and is continuing, the Agent shall deliver to the Seller one of the following (together with all required attachments thereto): (i) if the Agent is a U.S. Person, Internal Revenue Service Form W-9 or (ii) if the Agent is not a U.S. Person, (A) with respect to payments received for its own account, U.S. Internal Revenue Service Form W-8ECI or W-8BEN-E, as applicable and (B) with respect to, and to the extent of, payments received on account of any Investor, Internal Revenue Service Form W-8IMY (or any applicable successor forms) properly completed and duly executed to treat the Agent as a U.S. person (as described in Section 1.1441-1(e)(3)(iv) of the United States Treasury Regulations) or certifying that it is a “qualified intermediary” for purposes of Treasury Regulations Section 1.1441-1 that assumes primary withholding responsibility for purposes of chapters 3 and 4. If the Agent is unwilling or unable to deliver the foregoing forms then it shall designate an agent for the receipt of funds from the Seller (the “Paying Agent”) that is so willing and able, the Paying Agent shall deliver to the Seller such forms on or prior to the date the Paying Agent is appointed and each reference to the Agent in this Agreement related to the receipt or payment of funds with respect to the Investments hereunder and any related Tax withholding or reporting obligations shall be deemed to refer to the Paying Agent acting on behalf of the Agent. The parties hereto agree and acknowledge that this Section 4.03(h) is inapplicable to DZ Bank and Autobahn, each as of the Closing Date, in respect to the payments made under this Agreement as contemplated as of the date hereof under Article III.

(i)    Change of Jurisdiction. Any Investor claiming any additional amounts payable pursuant to this Section 4.03 shall use its reasonable efforts to change the jurisdiction of its applicable lending office if such a change would reduce any such additional amounts in the future and would not, in the sole good faith determination of such Investor, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Investor.

(j)    Survival. Each party’s obligations under this Section 4.03 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, an Investor Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Servicer’s obligations hereunder.

(k)    Updates. Each Affected Person and the Agent agree that if any form or certification it previously delivered pursuant to this Section 4.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Agent in writing of its legal inability to do so.

(l)    Tax Benefit. If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.03 (including by the payment of additional amounts pursuant to this Section 4.03 (any such refund, a “Tax Benefit”), it shall pay to the indemnifying Party an amount equal to such Tax Benefit (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses (including Taxes) of such indemnified Party and without interest (other than any interest paid by the relevant taxing authority with respect to such Tax Benefit). Such indemnifying Party, upon the request of such indemnified Party, shall repay to such indemnified Party the amount paid over pursuant to this Section 4.03(l) (plus any penalties, interest or other charges imposed by the relevant taxing authority) in the event that such indemnified Party is required to repay such Tax Benefit to such taxing authority. Notwithstanding anything to the contrary in this Section 4.03(l), in no event will the indemnified Party be required to pay any amount to an indemnifying Party pursuant to this Section 4.03(l) the payment of which would place the indemnified Party in a less favorable net after-Tax position than the indemnified Party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payment of additional amounts giving rise to such Tax Benefit had never been paid. This paragraph shall not be construed to require any indemnified Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying Party or any other Person.

SECTION 4.04. Inability to Determine Alternative Funding Rate; Change in Legality.

(a)    If the Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto absent manifest error) on any day, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts and for the relevant Yield Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining the Alternative Funding Rate for such Yield Period, or (iii) the Alternative Funding Rate determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person (as conclusively determined by the

Agent or the related Investor) of maintaining any Portion of Capital during such Yield Period, the Agent or such Investor (as the case may be) shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller on such day. Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at the Alternative Funding Rate unless and until the Agent shall have given notice to the Seller that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at the Alternative Funding Rate, such Yield Rate shall automatically and immediately be converted to the Base Rate.

(b)    If on any day the Agent shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive absent manifest error) that any Change in Law, or compliance by such Affected Person with any Change in Law, shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Capital at or by reference to the Alternative Funding Rate, the Agent shall notify the Seller thereof. Upon receipt of such notice, until the Agent notifies the Seller that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to the Alternative Funding Rate and (ii) the Yield Rate for any outstanding portions of Capital then funded at the Alternative Funding Rate shall automatically and immediately be converted to the Base Rate.

SECTION 4.05. Back-up Security Interest.

(a)    As security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller undertakes to grant and hereby grants to the Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Support Assets”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes and Lock-Box Accounts and the Collection Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Lock-Box Accounts and the Collection Account and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Sale Agreements, (vi) all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC), (vii) all other personal and fixture property or assets of the Seller of every kind and nature and (viii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b)    The Agent (for the benefit of the Secured Parties) shall have, with respect to all the Support Assets, and in addition to all the other rights and remedies available to the Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC and all other Applicable Law. The Seller hereby authorizes the Agent to file financing statements and any other applicable filings in any applicable jurisdiction describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)    For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 4.05 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b), (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 4.05, and (iii) subject to the foregoing clauses (i) and (ii), this Section 4.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).

SECTION 4.06. Benchmark Replacement Setting.

(a)    Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Alternate Rate is the Alternative Funding Rate, the Benchmark Replacement will replace such Alternate Rate for all purposes hereunder and under any Transaction Document in respect of any setting of such Alternate Rate on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Transaction Document. If the Benchmark Replacement is Daily Simple SOFR, all Yield payments accrued during each Yield Period shall be paid on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 3.01.

(b)    Replacing Future Alternate Rates. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Alternate Rate for all purposes hereunder and under any Transaction Document in respect of any Alternate Rate setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Investors without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Investors comprising the Majority Investors. At any time that the administrator of the then-current Alternate Rate has permanently or indefinitely ceased to provide such Alternate Rate or such Alternate Rate has been announced by the regulatory supervisor for the administrator of such Alternate Rate pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Alternate Rate is intended to measure and that representativeness will not be restored, the Seller may revoke any request for an Investment to be made that would accrue Yield by reference to such Alternate Rate until the Seller’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Alternate Rate, and, failing that, the Seller will be deemed to have converted any such request into a request for an Investment that would accrue Yield by reference to the Base Rate.

(c)    Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Seller and the Investors of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Investor (or group of Investors) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(e)    Unavailability of Tenor of Alternate Rate. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Alternate Rate is a term rate (including Term SOFR or USD LIBOR), then the Agent may remove any tenor of such Alternate Rate that is unavailable or non-representative for Alternate Rate (including Benchmark Replacement) settings and (ii) the Agent may reinstate any such previously removed tenor for Alternate Rate (including Benchmark Replacement) settings.

(f)    Certain Defined Terms. As used in this Section 4.06:

“Alternate Rate” means, initially, the Alternative Funding Rate; provided that if a replacement of the Alternate Rate has occurred pursuant to this Section titled “Benchmark Replacement Setting”, then “Alternate Rate” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Alternate Rate” shall include, as applicable, the published component used in the calculation thereof.

“Available Tenor” means, as of any date of determination and with respect to the then-current Alternate Rate, as applicable, (x) if the then-current Alternate Rate is a term rate, any tenor for such Alternate Rate that is or may be used for determining the length of a Yield Period for Yield calculated with reference to such Alternate Rate, as applicable, pursuant to this Agreement as of such date.

“Benchmark Replacement” means, for any Available Tenor:

(1)    for purposes of clause (a) of this Section, the first alternative set forth below that can be determined by the Agent:

(a)    the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;

(b)    the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of the Alternate Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section; and

(2)    for purposes of clause (b) of this Section, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent and the Seller as the replacement for such Available Tenor of such Alternate Rate giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Yield Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Transition Event” means, with respect to any then-current Alternate Rate other than the Alternative Funding Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Alternate Rate, the regulatory supervisor for the administrator of such Alternate Rate, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Alternate Rate, a resolution authority with jurisdiction over the administrator for such Alternate Rate or a court or an entity with similar insolvency or resolution authority over the administrator for such Alternate Rate, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Alternate Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Alternate Rate or (b) all Available Tenors of such Alternate Rate are or will no longer be representative of the underlying market and economic reality that such Alternate Rate is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Investors, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Investors, written notice of objection to such Early Opt-in Election from Investors comprising the Majority Investors.

“Early Opt-in Election” means the occurrence of:

(1)

a notification by the Agent to (or the request by the Seller to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Agent and the Seller to declare an Early Opt-in Election has occurred and the provision by the Agent of written notice of such election to the Investors.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

ARTICLE V

CONDITIONS TO EFFECTIVENESS AND INVESTMENTS

SECTION 5.01. Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Closing Date when (a) the Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit I hereto, in each case, in form and substance acceptable to the Agent (and the Agent shall be deemed to have accepted each such item upon its execution and delivery of this Agreement) and (b) all fees and expenses payable by the Seller on the Closing Date to the Investor Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 5.02. Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)    the Seller shall have delivered to the Agent a Seller Notice for such Investment, in accordance with Section 2.02(a);

(b)    the Servicer (or the Administrator on its behalf) shall have delivered to the Agent all Monthly Reports and Daily Reports required to be delivered hereunder;

(c)    the conditions precedent to such Investment specified in Section 2.01(i) through (iii), shall be satisfied; and

(d)    on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)    the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Investment, or if such representations and warranties by their terms refer to an earlier date, as of such earlier date;

(ii)    no Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from such Investment;

(iii)    no Capital Coverage Deficit exists or would exist after giving effect to such Investment; and

(iv)    the Termination Date has not occurred.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01. Representations and Warranties of the Seller. The Seller represents and warrants to each Investor Party as of the Closing Date, on each Settlement Date, on each Daily Distribution Date and on each day that an Investment occurs (but, solely with respect to clause (l) below, only on the Closing Date and on each day that an Investment occurs):

(a)    Organization and Good Standing. The Seller is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority under its Organizational Documents and under the laws of its jurisdiction to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)    Due Qualification. The Seller is duly qualified to do business as a limited liability company, is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)    Power and Authority; Due Authorization. The Seller (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Support Assets to the Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which the Seller is a party constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)    No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Seller is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its Organizational Documents or any material indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Support Assets pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict or violation, as applicable, would not reasonably be expected to have a Material Adverse Effect.

(f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Seller, threatened, against the Seller before any Governmental Authority and (ii) the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Support Assets by the Seller to the Agent, the ownership or acquisition by the Seller of any Pool Receivable or other Support Assets or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that would materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations would reasonably be expected to have a Material Adverse Effect.

(g)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action would not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Seller in connection with the grant of a security interest in the Support Assets to the Agent hereunder or the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h)    Margin Regulations. The Seller is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

(i)    Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Seller is Solvent.

(j)    Offices; Legal Name. The Seller’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement, it being understood the formation of the Seller was not such a change. The office and legal name of the Seller is set forth on Schedule II hereto.

(k)    Investment Company Act; Volcker Rule. The Seller (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(l)    No Material Adverse Effect. Since the date of formation of the Seller there has been no Material Adverse Effect with respect to the Seller.

(m)    Accuracy of Information. All Monthly Reports, Daily Reports, Seller Notices, certificates, reports, statements, documents and other information furnished to the Agent or any other Investor Party by or on behalf of the Seller pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Agent or such other Investor Party, and does not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading in the light of the circumstances under which they were made; provided, however, that Monthly Reports and Daily Reports shall only be required to contain information with respect to Wide Orbit Receivables and all calculations and other information included in any Monthly Report or Daily Report may be calculated and determined as if Receivables other than Wide Orbit Receivables are not Receivables hereunder.

(n)    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. None of (a) the Audacy Parties or any of their respective Subsidiaries, Affiliates, directors, officers, or, to the knowledge of the Seller, employees, or agents that will act in any capacity in connection with or directly benefit from the facility established hereby is a Sanctioned Person, (b) the Audacy Parties nor any of their respective Subsidiaries is organized or resident in a Sanctioned Country, and (c) the Audacy Parties has violated, been found in violation of or, to the knowledge of the Seller, is under investigation by any Governmental Authority for possible violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or of any Sanctions.

(o)    Proceeds. No proceeds received by any Audacy Party or any of their respective Subsidiaries or Affiliates in connection with any Investment will be used in any manner that will violate Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(p)    Policies and Procedures. Policies and procedures have been implemented and maintained by or on behalf of the Seller that are reasonably designed to promote compliance by the Seller, the other Subsidiaries of Audacy and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and the Seller, the other Subsidiaries of Audacy and their respective officers, employees and directors acting in any capacity in connection with or directly benefitting from the facility established hereby, are in compliance in all material respects with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(q)    Beneficial Ownership Rule. The Seller is an entity that is organized under the laws of the United States or of any State and at least 51 percent of whose common stock or analogous equity interest is directly or indirectly owned by a Person whose common stock or analogous equity interests are listed on the New York Stock Exchange or the American Stock

Exchange or have been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of Legal Entity Customer as defined in the Beneficial Ownership Rule.

(r)    Transaction Information. None of the Seller, any Affiliate of the Seller or any third party with which the Seller or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of the Agent.

(s)    Perfection Representations.

(i)    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Support Assets which (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Person and (B) is free of all Adverse Claims in such Support Assets.

(ii)    The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)    The Seller owns and has good and marketable title to the Support Assets free and clear of any Adverse Claim of any Person.

(iv)    All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law and all other requirements under the appropriate jurisdictions under Applicable Law have been complied with in order to perfect (and continue the perfection of) (A) the sale of the Receivables and Related Security from each Originator to the Transferor pursuant to the Purchase and Sale Agreement, (B) the sale and contribution of the Receivables and Related Security from the Transferor to the Seller pursuant to the Sale and Contribution Agreement and (C) the grant by the Seller of a security interest in the Support Assets to the Agent pursuant to this Agreement.

(v)    Other than the security interest granted to the Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Support Assets except as permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral covering the Support Assets other than any financing statement (i) in favor of the Agent or (ii) that has been terminated. The Seller is not aware of any judgment lien, ERISA lien or tax lien filings against the Seller.

(t)    The Lock-Boxes and Lock-Box Accounts and the Collection Account.

(i)    Nature of Lock-Box Accounts. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC. The Collection Account constitutes a “securities account” within the meaning of the applicable UCC.

(ii)    Ownership. Each Lock-Box and Lock-Box Account and the Collection Account is in the name of the Seller, and the Seller owns and has good and marketable title to the Lock-Box Accounts and the Collection Account free and clear of any Adverse Claim.

(iii)    Perfection of Lock-Box Accounts and the Collection Account. The Seller has delivered to the Agent a fully executed Account Control Agreement relating to each Lock-Box and Lock-Box Account and the Collection Account, pursuant to which each applicable Lock-Box Account Bank has agreed to comply with the instructions originated by the Agent directing the disposition of funds in such Lock-Box and Lock-Box Account without further consent by the Seller or the Servicer, and the Collection Account Bank has agreed to comply with entitlement orders given by the Agent with respect to the Collection Account without further consent by the Seller or any other Person. The Agent has “control” (as defined in Section 8-106 or Section 9-104, as applicable, of the applicable UCC) over each Lock-Box Account and the Collection Account.

(iv)    Instructions. Neither the Lock-Boxes, the Lock-Box Accounts nor the Collection Account is in the name of any Person other than the Seller. Neither the Seller nor the Servicer have consented to the applicable Lock-Box Account Bank or the Collection Account Bank complying with instructions of any Person other than the Seller, the Servicer and the Agent. All Obligors have been instructed to make all payments in respect of the Pool Receivables to the Wide Orbit Portal, a Lock-Box or Lock-Box Account or the Subject Account.

(u)    Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller to the Investor Parties under this Agreement will have been (i) in payment of an obligation incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

(v)    Compliance with Law. The Seller has complied in all material respects with all Applicable Laws.

(w)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(x)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Eligible Receivables Balance as of any date is an Eligible Receivable as of such date.

(y)    Taxes. The Seller has (i) timely filed all Tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all Taxes, if any, that are required to be paid by it and are due and payable, other than Taxes being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(z)    Tax Status. The Seller (A) is a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned (directly or through one or more disregarded entities) by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (B) is not an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The Seller is not subject to any Tax in any jurisdiction outside the United States, or subject to any state or local Tax in the United States that would result in a Material Adverse Effect with respect to the Seller.

(aa)    Quality of Title. The Seller has acquired, for fair consideration and reasonably equivalent value, all of the right, title and interest of the applicable Originator in each Pool Receivable and the Related Rights with respect thereto. Each Pool Receivable and the Related Rights with respect thereto, is owned by the Seller free and clear of any Adverse Claim.

(bb)    Opinions. The facts regarding each Audacy Party, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(cc)    Analysis Accounts. The Seller has not designated any Lock-Box Account as an “Analysis Account,” (as defined in the applicable Account Control Agreement) for payment of fees and other expenses associated with accounts held by affiliates of the Seller.

SECTION 6.02. Representations and Warranties of the Servicer. The Servicer represents and warrants to each Investor Party as of the Closing Date, on each Settlement Date, on each Daily Distribution Date and on each day that an Investment occurs:

(a)    Organization and Good Standing. The Servicer is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, with the power and authority under its Organizational Documents and under the laws of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)    Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)    Power and Authority; Due Authorization. The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary action.

(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)    No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Organizational Documents of the Servicer or any material indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict or violation, as applicable, would not reasonably be expected to have a Material Adverse Effect.

(f)    Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened, against the Servicer before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; (iii) seeking any determination or ruling that would materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents; or (iv) individually or in the aggregate for all such actions, suits, proceedings and investigations would reasonably be expected to have a Material Adverse Effect.

(g)    No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained, except where the failure to obtain such consent, license, approval, registration, authorization or declaration would not reasonably be expected to have a Material Adverse Effect.

(h)    Compliance with Applicable Law. The Servicer has maintained in effect all qualifications required under Applicable Law in order to properly service the Pool Receivables and (iii) has complied in all material respects with all Applicable Laws in connection with servicing the Pool Receivables.

(i)    Accuracy of Information. All Monthly Reports, Daily Reports, certificates, reports, statements, documents and other information furnished to the Agent or any other Investor Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time furnished, complete and correct in all material respects on the date furnished to the Agent or such other Investor Party, and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; provided, however, that Monthly Reports and Daily Reports shall only be required to contain information with respect to Wide Orbit Receivables and all calculations and other information included in any Monthly Report or Daily Report may be calculated and determined as if Receivables other than Wide Orbit Receivables are not Receivables hereunder.

(j)    Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at the Servicer’s address specified on Schedule II.

(k)    Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to the Pool Receivables and the related Contracts.

(l)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Eligible Receivables Balance as of any date is an Eligible Receivable as of such date.

(m)    Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(n)    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. None of (a) the Audacy Parties or any of their respective Subsidiaries, Affiliates, directors, officers, or to the knowledge of the Seller, employees, or agents that will act in any capacity in connection with or directly benefit from the facility established hereby is a Sanctioned Person, (b) the Audacy Parties nor any of their respective Subsidiaries is organized or resident in a Sanctioned Country, and (c) the Audacy Parties has violated, nor to their knowledge, is under investigation by any Governmental Authority for possible violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or of any Sanctions.

(o)    Proceeds. No proceeds received by any Audacy Party or any of their respective Subsidiaries or Affiliates in connection with any Investment will be used in any manner that will violate Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(p)    Policies and Procedures. Policies and procedures have been implemented and maintained by or on behalf of each of the Audacy Parties that are reasonably designed to promote compliance by the Audacy Parties, the other Subsidiaries of Audacy and their respective directors, officers, and employees with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(q)    Transaction Information. None of the Servicer, any Affiliate of the Servicer or any third party with which the Servicer or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of the Agent.

(r)    Financial Condition. The consolidated balance sheets of the Servicer and its consolidated Subsidiaries as of December 31, 2020 and the related statements of income of the Servicer and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Agent, present fairly in all material respects the consolidated financial position of the Servicer and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP (except as otherwise disclosed in such balance sheet and statement).

(s)    ERISA. No ERISA Event has occurred or is reasonably expected to occur, and each Plan is in compliance with the applicable provisions of ERISA and the Code, except, in each case, to the extent that any such ERISA Event or failure to comply with the applicable provisions of ERISA or the Code could not reasonably be expected to result in a Material Adverse Effect.

(t)    Taxes. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Servicer has (i) timely filed all Tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all Taxes, if any, required to be paid by it and are due and payable other than Taxes being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(u)    Opinions. The facts regarding each Audacy Party, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(v)    Analysis Accounts. The Servicer has not designated any Lock-Box Account as an “Analysis Account” (as defined in the applicable Account Control Agreement) for payment of fees and other expenses associated with accounts held by affiliates of the Seller.

ARTICLE VII

COVENANTS

SECTION 7.01. Covenants of the Seller. At all times from the Closing Date until the Final Payout Date:

(a)    Payment of Capital and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.

(b)    Existence. The Seller shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Support Assets.

(c)    Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP, and the Seller (or the Servicer or Administrator on its behalf) shall furnish to the Agent:

(i)    Annual Financial Statements of the Seller. Promptly upon completion and in no event later than 120 days after the close of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by a Responsible Officer of the Seller that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Seller as of the date indicated and the results of its operations for the periods indicated.

(ii)    Monthly Reports and Daily Reports. (A) As soon as available and in any event not later than each Reporting Date, a Monthly Report as of the most recently completed Remittance Period, (B) on each Business Day, a completed Daily Report with respect to the Pool Receivables with data as of the close of business on the immediately preceding Business Day, and, (C) at the request of the Agent after a Permitted Originator Transaction, a Monthly Report as of the most recently completed Remittance Period giving pro forma exclusion to the Receivables of the Originator subject to such Permitted Originator Transaction, in each case, providing substantially all the information contemplated by Exhibit F or G (as applicable). Each Monthly Report shall state the percentages of payments on the Pool Receivables during the immediately preceding Remittance Period that were received (A) directly from the applicable Obligor, (B) directly into a Lock-Box Account or a Lock-Box or the Subject Account and (C) through the Wide Orbit Portal; provided that, to the extent such information is not reasonably available prior to delivery of such Monthly Report, it may be omitted from such Monthly Report and be furnished to the Agent no later than the 15th day of such calendar month, or, if such day is not a Business Day, on the immediately following Business Day.

(iii)    Other Information. Such other information (including non-financial information) regarding the Pool Receivables or the operations, assets, liabilities and financial condition of any Audacy Party as the Agent may from time to time reasonably request.

(iv)    Agreed-Upon Procedures Report. On or before March 31st of each calendar year, a report prepared and delivered by a firm of nationally recognized independent public accountants (who may also render other services to the Servicer or the Seller and may include without limitation Grant Thornton LLP), or any other accounting or auditing firm reasonably acceptable to the Agent, which report shall contain a report based on agreed-upon procedures, comparing amounts set forth in the Monthly Reports to supporting underlying documentation with the specific procedures and the adequacy thereof being agreed to by the Servicer and the Agent.

(v)    Notwithstanding anything herein to the contrary, any financial information or other material required to be delivered pursuant to this clause (c) shall be deemed to have been furnished to each of the Agent and each Investor on the date that such report or other material is made available through the SEC’s EDGAR system (or any successor electronic gathering system that is publicly available free of charge).

(d)    Notices. The Seller (or the Servicer on its behalf) will notify the Agent in writing of any of the following events promptly upon (but in no event later than two (2) Business Days after) a Responsible Officer of the Seller learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)    Notice of Events of Default or Unmatured Events of Default. A statement of a Responsible Officer of the Seller setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Seller proposes to take with respect thereto, if any.

(ii)    Litigation. To the extent permitted by Applicable Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Audacy Party, or, to the knowledge of a Financial Officer of any Audacy Party, affecting any Audacy Party, or any materially adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Seller to the Agent, that in each case with respect to any Person other than the Seller, would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Transaction Document.

(iii)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Support Assets or any portion thereof, (B) any Person other than the Seller, the Servicer or the Agent shall obtain any rights or direct any action with respect to any Lock-Box Account (or related Lock-Box) or the Collection Account or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Agent.

(iv)    Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Seller, the Transferor, the Servicer, any Originator or Audacy, (ii) any accounting policy of the Seller or the Transferor or (iii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose), excluding, in each case, any change in accounting policy required by GAAP.

(v)    ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

(vi)    Termination Event. The occurrence of a Sale Termination Event under any Sale Agreement.

(vii)    Material Adverse Effect. Any development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(e)    Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(f)    Compliance with Laws. The Seller will comply with all Applicable Laws if the failure to comply would reasonably be expected to have a Material Adverse Effect.

(g)    Furnishing of Information and Inspection of Receivables. The Seller will furnish or cause to be furnished to the Agent from time to time such information with respect to the Pool Receivables and the other Support Assets as the Agent or any Investor may reasonably request. The Seller will, at the Seller’s expense, during regular business hours with prior written notice (i) permit the Agent and each Investor or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Support Assets, (B) visit the offices and properties of the Seller for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Support Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Seller’s expense, upon prior written notice from the Agent, permit certified public accountants or other auditors reasonably acceptable to the Agent to conduct a review of its books and records with respect to such Pool Receivables and other Support Assets; provided, that the Seller shall be required to reimburse the Agent only up to $25,000 (when aggregated with amounts required to be reimbursed pursuant to Section 7.02(f) of this Agreement, Section 5.1(d) of the Sale and Contribution Agreement and Section 5.1(d) of the Purchase and Sale Agreement) for the cost of such reviews pursuant to clause (ii) above in any twelve-month period, unless an Event of Default has occurred and is continuing.

(h)    Payments on Receivables, Lock-Box Accounts and the Collection Account. The Seller (or the Servicer on its behalf) will, and will cause each applicable Originator to, at all times, (i) instruct all Obligors to deliver payments on the Pool Receivables directly to the Subject Account or a Lock-Box Account or a Lock-Box or through the Wide Orbit Portal; provided that upon request from an Obligor, the Seller, Servicer or such Originator, as applicable, may permit such Obligor to make a payment using a cashier’s check or other method, if, in the reasonable determination of the Seller, Servicer or such Originator, as applicable, it will increase the likelihood of receiving payment, or timely payment, of such Receivable and the Seller, Servicer or such Originator promptly (and in any event within two (2) Business Days) deposits such payment to a Lock-Box Account or the Collection Account; and (ii) cause all Collections received by Seller through the Wide Orbit Portal on any day to be directly deposited to a Lock-Box Account or the Collection Account on such day or the next occurring Business Day. The Seller (or the Servicer on its behalf) shall cause each Lock-Box Account be subject to an Account Control Agreement, pursuant to which the Agent has the right to direct the Lock-Box Account Bank to sweep all Collections received in the Lock-Box Accounts and Lock-Boxes on each Business Day into the Collection Account. The Seller (or the Servicer on its behalf) will, and will cause each applicable Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to both (i) segregate such Collections from other funds and (ii) promptly remit such Collections to the Collection Account. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or any other Audacy Party other than by deposit to a Lock-Box Account or the Collection Account, it shall hold such payments in trust for the benefit of the Agent and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. In the event that any such payments on the Pool Receivables or other Collections are not remitted by an Obligor directly into a Lock-Box Account or a Lock-Box, the Seller (or the Servicer on its behalf) shall notify the applicable Obligor of such failure and shall take commercially reasonable action to ensure that future payments on Receivables owing by such Obligor are remitted by such Obligor directly to a Lock-Box Account or a Lock-Box or through the Wide Orbit Portal. The Seller (or the Servicer on its behalf) will cause each Lock-Box Account Bank and the Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Seller shall not permit funds other than Collections on Pool Receivables and other funds of the Seller (which shall constitute Support Assets) to be deposited into any Lock-Box Account or the Collection Account. If such funds are nevertheless deposited into any Lock-Box Account or the Collection Account, the Seller (or the Servicer on its behalf) will within two (2) Business Days notify the Agent of such deposit, the amount thereof and the identity and remittance instructions of the Person entitled to such funds and the Agent will instruct the Collection Account Bank to cause such funds to be remitted to the Person entitled to such funds (provided, that the Audacy Parties shall not be liable for any failure or delay of the Agent in causing such funds to be remitted to the Person entitled thereto). The Seller will not, nor will it permit the Servicer, any Originator or any other Person, in each case, to commingle Collections or other funds of the Seller with the funds of any other Person. The Seller shall only add a Lock-Box Account (or a related Lock-Box) or a Lock-Box Account Bank to those listed on Schedule II to this Agreement, if the Agent has received notice of such addition and has entered into an Account Control Agreement (or an amendment thereto) covering such Lock-Box Account (or related Lock-Box) in form and substance reasonably acceptable to the Agent. The Seller shall only terminate a Lock-Box

Account Bank or the Collection Account Bank or close a Lock-Box Account (or a related Lock-Box) or the Collection Account, in each case, with the prior written consent of the Agent (not to be unreasonably withheld or delayed). The Seller shall ensure that no disbursements are made from any Lock-Box Account or the Collection Account, other than such disbursements that are expressly permitted by this Agreement.

(i)    Sales, Liens, etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Support Assets, or assign any right to receive income in respect thereof.

(j)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Seller will not, and will not permit the Servicer to, alter the delinquency status or adjust the Unpaid Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Seller shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to the Pool Receivables and the related Contracts, except as permitted under Section 8.02.

(k)    Change in Credit and Collection Policy. The Seller will not make any material change in the Credit and Collection Policy without the prior written consent of the Agent and the Majority Investors (not to be unreasonably withheld or delayed). Promptly following any material change in the Credit and Collection Policy, the Seller will deliver a copy of the updated Credit and Collection Policy to the Agent.

(l)    Fundamental Changes. The Seller shall not, without the prior written consent of the Agent and the Majority Investors, (i) permit itself (x) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (y) to be directly owned by any Person other than with respect to the Seller, the Transferor or (ii) undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to Applicable Law. The Seller shall not, without the prior written consent of the Agent and the Majority Investors (not to be unreasonably withheld or delayed), make any change in the Seller’s name, identity, corporate structure or location or make any other change in the Seller’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC.

(m)    Books and Records. The Seller shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable) and the identification and segregation of Excluded Receivables (including records adequate to permit the immediate identification of each new Excluded Receivable and all collections of each existing Excluded Receivable).

(n)    Identifying of Records. The Seller shall: (i) take all steps reasonably necessary to ensure that there shall be placed on each data processing report that it generates that is provided to a proposed purchaser or lender to evaluate the Receivables, a legend evidencing that the Pool Receivables have been transferred to the Seller in accordance with the Sale and Contribution Agreement and (ii) cause each Originator to do the same.

(o)    Change in Payment Instructions to Obligors. The Seller shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Lock-Box Account (or any related Lock-Box) or terminate or replace the Collection Account or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Lock-Box Accounts (or any related Lock-Box) or the Collection Account, and the Agent shall have consented to such change in writing.

(p)    Security Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Support Assets, in each case free and clear of any Adverse Claim, in favor of the Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Agent (on behalf of the Secured Parties) as the Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Agent under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Agent) to maintain and perfect, as a first-priority interest, the Agent’s security interest in the Pool Receivables, Related Security and Collections. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Agent for the Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Agent’s security interest as a first-priority interest. The Agent’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, the Transferor, any Originator or the Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Agent (not to be unreasonably withheld or delayed).

(q)    Certain Agreements. Without the prior written consent of the Agent and the Majority Investors, the Seller will not (and will not permit any Originator, the Transferor or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s Organizational Documents which requires the consent of the Independent Directors.

(r)    Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any of its Capital Stock, (B) prepay, purchase or redeem any Debt, (C) lend or advance any funds or (D) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (D) being referred to as “Restricted Payments”).

(ii)    The Seller may make distributions to its sole member only out of the funds, if any, it receives pursuant to Section 3.01 of this Agreement; provided that the Seller shall not make such distributions if, after giving effect thereto, any Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(s)    Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit) or bankers’ acceptances other than pursuant to this Agreement or (iii) form any Subsidiary or make any investments in any other Person.

(t)    [Reserved.]

(u)    Further Assurances; Change in Name or Jurisdiction of Origination, etc. (i) The Seller hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Documents. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Agent, at the Seller’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii)    The Seller authorizes the Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Support Assets without the signature of the Seller.

(iii)    The Seller shall at all times be organized under the laws of the State of Delaware unless the Agent and the Majority Investors have consented to a change of jurisdiction in writing (such consent to be provided or withheld in the sole discretion of such Person).

(iv)    The Seller will not change its name, location, identity or corporate structure unless (x) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Agent may request in connection with such change or relocation), (y) the Agent and the Majority Investors have consented thereto in writing (such consent to be provided or withheld in the sole discretion of such Person) and (z) if requested by the Agent, the Seller shall cause to be delivered to the Agent, one or more opinions, in form and substance satisfactory to the Agent as to such matters as the Agent may request at such time.

(v)    Policies and Procedures. The Seller will ensure that policies and procedures are maintained and enforced by or on behalf of the Seller that are reasonably designed to promote compliance, by the Seller and the other Subsidiaries of Audacy, and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(w)    Beneficial Ownership Rule. Promptly following any change that would result in a change to the status of the Seller as an excluded “Legal Entity Customer” under the Beneficial Ownership Rule, the Seller shall execute and deliver to the Agent a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Agent.

(x)    Transaction Information. None of the Seller, any Affiliate of the Seller or any third party with which the Seller or any Affiliate thereof has contracted, shall deliver, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the Agent prior to delivery to such Rating Agency and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of the Agent.

(y)    Taxes. The Seller will (i) timely file all Tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all Taxes that are required to be paid by it and are due and payable, if any, other than Taxes being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(z)    Commingling. The Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, take commercially reasonable actions to ensure that on and after the Closing Date, no funds are deposited into any Lock-Box Account or the Collection Account other than Collections on Pool Receivables and other funds of the Seller (which shall constitute Support Assets).

(aa)    Seller’s Tax Status. Subject to Section 12.14, the Seller shall not (i) become treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code for U.S. federal income tax purposes, (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for

U.S. federal income tax purposes, (iii) become subject to any Tax in any jurisdiction outside the United States or (iv) become subject to any state or local Tax in the United States that would result in a Material Adverse Effect with respect to the Seller.

(bb)    Seller Financial Covenant Events. The Seller shall not permit a Seller Financial Covenant Event to occur.

(cc)    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Seller will not request any Investment, and shall not permit its Affiliates or any of their respective directors, officers or employees to use, the proceeds of any Investment (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

SECTION 7.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a)    Existence. The Servicer shall keep in full force and effect its existence and rights as a corporation or other entity under the laws of the State of Delaware. The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)    Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer (or the Administrator on its behalf) shall furnish to the Agent:

(i)    Quarterly Financial Statements of Audacy. Within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Audacy, Audacy’s unaudited consolidated balance sheet and unaudited consolidated statements of income and cash flows as of the end of and for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Audacy as presenting fairly in all material respects the financial condition, results of operations and cash flows of Audacy and its consolidated Subsidiaries, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(ii)    Annual Financial Statements of Audacy. Within 120 days after the end of each fiscal year of Audacy, its audited consolidated balance sheet and related audited consolidated statements of income and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than any qualification that is expressly solely with respect to, or expressly resulting solely from an upcoming maturity date of any revolving credit facility within one year from the date of such opinion), by Grant Thornton LLP or other independent certified public accountants of nationally recognized standing. Such financial statements shall be in reasonable detail and prepared in accordance with GAAP.

(iii)    Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of Audacy and in no event later than 90 days after the close of Audacy’s fiscal year, in form and substance substantially similar to Exhibit H signed by a Financial Officer or the general counsel of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof and (b) within 45 days after the close of each fiscal quarter of the Servicer, a compliance certificate in form and substance substantially similar to Exhibit H signed by a Financial Officer or the general counsel of the Servicer stating that no Event of Default or Unmatured Event of Default has occurred and is continuing, or if any Event of Default, or Unmatured Event of Default has occurred and is continuing, stating the nature and status thereof.

(iv)    Monthly Reports and Daily Reports. The materials required to be provided by the Seller pursuant to Section 7.01(c)(ii).

(v)    Other Information. Such other information regarding the Pool Receivables or the operations, assets, liabilities and financial condition of any Audacy Party as the Agent or any Investor may from time to time reasonably request.

(vi)    Other Reports. Promptly (but in any event within ten days) after the delivery thereof to holders (or any trustee, agent or other representative therefor) of any of its material Debt, any certificate, report or portion thereof setting forth the calculation of the Consolidated Net First Lien Leverage Ratio (as defined in the Credit Agreement as in effect on the Closing Date).

(vii)    Notwithstanding anything herein to the contrary, any financial information or other material required to be delivered pursuant to this clause (b) shall be deemed to have been furnished to each of the Agent and each Investor on the date that such report or other material is made available through the SEC’s EDGAR system (or any successor electronic gathering system that is publicly available free of charge).

(c)    Notices. The Servicer will notify the Agent in writing of any of the following events promptly upon (but in no event later than two (2) Business Days after) a Responsible Officer of the Servicer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)    Notice of Events of Default or Unmatured Events of Default. A statement of a Responsible Officer of the Servicer setting forth details of any Event of Default or Unmatured Event of Default that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii)    Litigation. To the extent permitted by Applicable Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Audacy Party, or, to the knowledge of a Financial Officer of any Audacy Party, affecting any Audacy Party, or any materially adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Seller to the Agent, that in each case with respect to any Person other than the Seller, would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Transaction Document.

(iii)    Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Support Assets or any portion thereof, (B) any Person other than the Seller, the Servicer or the Agent shall obtain any rights or direct any action with respect to any Lock-Box Account (or related Lock-Box) or the Collection Account or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Agent.

(iv)    Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Seller, the Transferor, the Servicer, any Originator or Audacy, (ii) any accounting policy of the Seller or the Transferor or (iii) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose), excluding, in each case, any change in accounting policy required by GAAP.

(v)    ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

(vi)    Termination Event. The occurrence of a Sale Termination Event under any Sale Agreement.

(vii)    Material Adverse Effect. Any development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(viii)    “Wide Orbit” Subledger. Any expansion, contraction, reorganization, merger or other corporate or organizational change to the “Wide Orbit” subledger of Audacy and its Subsidiaries which would result in any additional Receivables being considered Excluded Receivables.

(d)    Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(e)    Compliance with Laws. The Servicer will comply with all Applicable Laws if the failure to comply would reasonably be expected to have a Material Adverse Effect.

(f)    Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Agent from time to time such information with respect to the Pool Receivables and the other Support Assets as the Agent or any Investor may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with prior written notice, (i) permit the Agent and each Investor or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Support Assets, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Support Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon prior written notice from the Agent, permit certified public accountants or other auditors reasonably acceptable to the Agent to conduct a review of its books and records with respect to the Pool Receivables and other Support Assets; provided, that the Servicer shall be required to reimburse the Agent for only up to $25,000 (when aggregated with amounts required to be reimbursed pursuant to Section 7.01(g) of this Agreement, Section 5.1(d) of the Sale and Contribution Agreement and Section 5.1(d) of the Purchase and Sale Agreement) for such reviews pursuant to clause (ii) above in any twelve-month period, unless an Event of Default has occurred and is continuing.

(g)    Payments on Receivables, Lock-Box Accounts and the Collection Account. The Servicer will at all times, (i) instruct all Obligors to deliver payments on the Pool Receivables directly to the Subject Account or a Lock-Box Account or a Lock-Box or through the Wide Orbit Portal; provided that upon request from an Obligor, the Seller, Servicer or such Originator, as applicable, may permit such Obligor to make a payment using a cashier’s check or other method, if, in the reasonable determination of the Seller, Servicer or such Originator, as applicable, it will increase the likelihood of receiving payment, or timely payment, of such Receivable and the Seller, Servicer or such Originator promptly (and in any event within two (2) Business Days) deposits such payment to a Lock-Box Account or the Collection Account; and (ii) cause all Collections received by Seller through the Wide Orbit Portal on any day to be directly deposited to a Lock-Box Account or the Collection Account on such day or the next occurring Business Day. The Servicer shall cause each Lock-Box Account to be subject to an Account Control Agreement, pursuant to which the Agent has the right to direct the Lock-Box Account Bank to sweep all Collections received in the Lock-Box Accounts and Lock-Boxes on each Business Day into the Collection Account. The Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to both (i) segregate such Collections from other funds and (ii) promptly remit such Collections to the Collection Account. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or any other Audacy Party other than by deposit to a Lock-Box Account or the Collection Account, it shall hold such payments in trust for the benefit of the Agent and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. In the event that any such payments on the Pool Receivables or other Collections are not remitted by an Obligor directly into a Lock-Box Account or a Lock-Box, the Servicer shall notify the applicable Obligor of such failure and shall take commercially reasonable action to ensure that future payments on Receivables owing by such Obligor are remitted by such Obligor directly to a Lock-Box Account or a Lock-Box or through the Wide Orbit Portal. The Servicer shall not permit funds other than Collections on Pool Receivables and other funds of the Seller (which shall constitute Support Assets to be deposited into any Lock-Box Account or the Collection Account. If such funds are nevertheless deposited into any Lock-Box Account or the Collection Account, the Servicer will within two (2) Business Days notify the Agent of such deposit, the amount thereof and the identity and remittance instructions of the Person entitled to such funds and the Agent will instruct the Collection Account Bank to cause such funds to be remitted to the Person entitled to such funds (provided, that the Audacy Parties shall not be liable for any failure or delay of the Agent in causing such funds to be remitted to the Person entitled thereto). The Servicer will not, and will not permit the Seller, the Transferor, any Originator or any other Person to commingle Collections or other funds of the Seller with funds of any other Person. The Servicer shall only add a Lock-Box Account (or a related Lock-Box), or a Lock-Box Account Bank to those listed on Schedule II to this Agreement, if the Agent has received notice of such addition and has entered into an Account Control Agreement (or an amendment thereto) covering such Lock-Box Account (or related Lock-Box) in form and substance reasonably acceptable to the Agent. The Servicer shall only terminate a Lock-Box Account Bank or close a Lock-Box Account (or a related Lock-Box) or the Collection Account with the prior written consent of the Agent.

(h)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Servicer will not alter the delinquency status or adjust the Unpaid Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to the Pool Receivables and the related Contracts, except as permitted under Section 8.02.

(i)    Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy without the prior written consent of the Agent and the Majority Investors (not to be unreasonably withheld or delayed). Promptly following any material change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Agent.

(j)    Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable) and the identification and segregation of Excluded Receivables (including records adequate to permit the immediate identification of each new Excluded Receivable and all collections of each existing Excluded Receivable).

(k)    Identifying of Records. The Servicer shall (i) take all steps reasonably necessary to ensure that there shall be placed on each data processing report that it generates that is provided to a proposed purchaser or lender to evaluate the Receivables, a legend evidencing that the Pool Receivables have been transferred to the Seller in accordance with the Sale and Contribution Agreement and (ii) cause each Originator to do the same.

(l)    Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Lock-Box Account (or any related Lock-Box) or replace or terminate the Collection Account or make any change in its instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Lock-Box Accounts (or any related Lock-Box) or the Collection Account and the Agent shall have consented to such change in writing.

(m)    Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable first priority perfected security interest in the Support Assets, in each case free and clear of any Adverse Claim in favor of the Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Agent (on behalf of the Secured Parties) as the Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Agent) to maintain and perfect, as a first-priority interest, the Agent’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Agent for the Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Agent’s security interest as a first-priority interest. The Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, the Transferor, any Originator or the Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Agent.

(n)    Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Documents. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(o)    Transaction Information. None of the Servicer, any Affiliate of the Servicer or any third party contracted by the Servicer or any Affiliate thereof, shall deliver, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the Agent prior to delivery to such Rating Agency, and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of the Agent.

(p)    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Servicer will ensure that policies and procedures are maintained and enforced by or on behalf of each Audacy Party that are reasonably designed to promote compliance by the Audacy Parties and each of their Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(q)    Taxes. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Servicer will (i) timely file all Tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all Taxes that are required to be paid by it and are due and payable, if any, other than Taxes being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(r)    Commingling. The Servicer will, and will cause each Originator to, at all times, take commercially reasonable actions to ensure that on and after the Closing Date, no funds are deposited into any Lock-Box Account or the Collection Account other than Collections on Pool Receivables and other funds of the Seller (which shall constitute Support Assets).

(s)    Subject Account. The Servicer shall use commercially reasonable efforts to cause the Subject Account to be transferred to the name of the Seller promptly after the Closing Date and in any case no later than August 6, 2021.

(t)    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Servicer will not request any Investment, and shall take reasonable steps to ensure that its Subsidiaries, Affiliates or its or their respective directors, officers and employees shall not use, the proceeds of any Investment (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(u)    [Reserved].

(v)    Analysis Account. The Servicer shall not permit any Lock-Box Account to be designated as an “Analysis Account” (as defined in the applicable Account Control Agreement).

SECTION 7.03. Separate Existence of the Seller. Each of the Seller and the Servicer hereby acknowledges that the Secured Parties and the Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from any other Audacy Party and their Affiliates. Therefore, the Seller and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Agent or any Investor to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of any other Audacy Party and any other Person, and is not a division of any Audacy Party or any of its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Seller and the Servicer shall take such actions as shall be required in order that:

(a)    Special Purpose Entity. The Seller will be a special purpose company whose primary activities are restricted in its Organizational Documents to: (i) purchasing or otherwise acquiring from the Transferor, owning, holding, collecting, granting security interests or selling interests in, the Support Assets, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b)    No Other Business or Debt. The Seller shall not engage, directly or indirectly, in any business other than the actions required or permitted to be performed under its Organizational Documents or the Transaction Documents. The Seller shall not incur, create or assume any indebtedness except as expressly permitted under the Transaction Documents.

(c)    Independent Director. Not fewer than two members of the Seller’s board of directors shall be Independent Directors. The Seller shall (A) give written notice to the Agent of the election or appointment, or proposed election or appointment, of a new Independent Director of the Seller, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of an existing Independent Director, or the failure of an Independent Director to satisfy the criteria for an Independent Director set forth in the Seller’s Organizational Documents, in which case the Seller shall provide written notice of such election or appointment within five (5) Business Days) and (B) with any such written notice, certify to the Agent that each Independent Director satisfies such criteria for an Independent Director.

The Seller’s Organizational Documents shall provide that, among other things: (A) the Seller’s board of directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless each Independent Director shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of each Independent Director.

No Independent Director shall at any time serve as a trustee in bankruptcy for any Audacy Party or any of their respective Affiliates.

(d)    Organizational Documents. The Seller shall maintain its Organizational Documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 7.01(q).

(e)    Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its Organizational Documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f)    Employees. The Seller shall not have any employees.

(g)    Compensation. Any consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that the Seller shares the same officers as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents (including, for the avoidance of doubt, the Administrator) for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee.

(h)    Servicing and Costs. The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(i)    Operating Expenses. The Seller shall pay its operating expenses and liabilities from its own assets.

(j)    Stationery. The Seller will use, to the extent used, separate stationery, invoices and checks

(k)    Books and Records. The Seller’s books and records will be maintained separately from those of the other Audacy Parties and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Seller.

(l)    Disclosure of Transactions. All financial statements of the Audacy Parties or any Affiliate thereof that are consolidated to include the Seller will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from the Transferor and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to the Agent pursuant to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of the other Audacy Parties or any Affiliate thereof.

(m)    Segregation of Assets. The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the other Audacy Parties or any Affiliates thereof.

(n)    Corporate Formalities. The Seller will strictly observe limited liability company formalities in its dealings with the Servicer, Audacy, the Originators, the Transferor or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of the Servicer, Audacy, the Originators, the Transferor or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which the Servicer, Audacy, the Originators, the Transferor or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Seller is not named, and the Seller has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, Audacy, the Originators, the Transferor or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.

(o)    Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with each of the other Audacy Parties and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor any other Audacy Party or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. Each Audacy Party and their respective Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(p)    Allocation of Overhead. To the extent that Seller, on the one hand, and each of the other Audacy Parties or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

ARTICLE VIII

ADMINISTRATION AND COLLECTION

OF RECEIVABLES

SECTION 8.01. Appointment of the Servicer.

(a)    The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 8.01. Until the Agent gives notice to Audacy Operations (in accordance with this Section 8.01) of the designation of a new Servicer, Audacy Operations is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Default, the Agent may (with the consent of the Majority Investors) and shall (at the direction of the Majority Investors) designate as Servicer any Person (including itself) to succeed Audacy Operations or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)    Upon the designation of a successor Servicer as set forth in clause (a) above, Audacy Operations agrees that it will terminate its activities as Servicer hereunder in a manner that the Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Audacy Operations shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c)    Audacy Operations acknowledges that, in making its decision to execute and deliver this Agreement, the Agent and each Investor have relied on Audacy Operations’s agreement to act as Servicer hereunder. Accordingly, Audacy Operations agrees that it will not voluntarily resign as Servicer without the prior written consent of the Agent and the Majority Investors.

(d)    The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Agent and each Investor shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of Audacy Operations, the Agent and the Majority Investors shall have consented in writing in advance to such delegation. For avoidance of doubt, (i) the

Administrator shall be deemed a Sub-Servicer and the Agent and the Investors hereby consent to the Administrator’s appointment as Sub-Servicer, and (ii) the existence of the Administration Agreement shall not limit or diminish the obligations of the Servicer under this Agreement or the Sale Agreements.

SECTION 8.02. Duties of the Servicer.

(a)    The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect sales adjustments and other adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the original due date or invoice date of such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Default has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Agent (individually and for the benefit of each Investor), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b)    The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if Audacy Operations or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Audacy Operations or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c)    The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout Date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

SECTION 8.03. Lock-Box Accounts and the Collection Account. Prior to the Closing Date, the Seller shall have entered into Account Control Agreements with all of the Lock-Box Account Banks and the Collection Account Bank and delivered executed counterparts of each to the Agent. Collections deposited to the Collection Account shall remain on deposit therein (or invested in Permitted Investments (as defined in the Account Control Agreement in respect of the Collection Account) until distributed pursuant to Section 3.01 or otherwise in accordance with this Agreement. The Seller and the Servicer hereby agree that at all times, the Agent shall have exclusive control (for the benefit of the Secured Parties) of each Lock-Box Account, the Collection Account and the proceeds (including Collections) of all Pool Receivables and the Seller and the Servicer hereby further agree to take any other action and to cause each Originator to take any other action, in each case, that the Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent promptly and, in any event within two (2) Business Days to the Collection Account or as otherwise instructed by the Agent.

SECTION 8.04. Enforcement Rights.

(a)    At any time following the occurrence and during the continuation of an Event of Default:

(i)    the Agent (at the Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Agent or its designee;

(ii)    the Agent may instruct the Seller or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Agent or its designee (on behalf of the Secured Parties), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Agent, the Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii)    the Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee;

(iv)    the Agent may (or, at the direction of the Majority Investors shall) replace the Person then acting as Servicer; and

(v)    the Agent may collect any amounts due from (A) an Originator under the Purchase and Sale Agreement, (B) the Transferor under the Sale and Contribution Agreement or (C) the Performance Guarantor under the Performance Guaranty.

For the avoidance of doubt, the foregoing rights and remedies of the Agent upon an Event of Default are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.

(b)    The Seller hereby authorizes the Agent (on behalf of the Secured Parties), and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Support Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Support Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

(c)    The Servicer hereby authorizes the Agent (on behalf of the Secured Parties), and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Agent, after the occurrence and during the continuation of an Event of Default, to collect any and all amounts or portions thereof due under any and all Support Assets, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Support Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 8.05. Responsibilities of the Seller.

(a)    Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Agent, or any other Investor Party of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any sales or analogous taxes that are required to be paid by it, including any sales or analogous taxes payable in connection with the Pool Receivables and their creation and satisfaction (not otherwise paid or settled), other than any sales or analogous taxes that are being contested in good faith by applicable proceedings and for which the Seller had maintained adequate reserves in accordance with GAAP. None of the Investor Parties shall have any obligation or liability with respect to any Support Assets, nor shall any of them be obligated to perform any of the obligations of the Seller, the Transferor, the Servicer or any Originator thereunder.

(b)    Audacy Operations hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Audacy Operations shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Audacy Operations conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Seller shall pay to Audacy Operations its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 3.01).

SECTION 8.06. Servicing Fee.

(a)    Subject to clause (b) below, the Seller shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Unpaid Balance of the Eligible Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 3.01(b).

(b)    If the Servicer ceases to be Audacy Operations or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

ARTICLE IX

EVENTS OF DEFAULT; ACCELERATED AMORTIZATION EVENTS

SECTION 9.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)    (i) any Audacy Party shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Default under paragraph (c) or clause (ii), (iii) or (iv) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for thirty (30) days after (1) a Responsible Officer of such Audacy Party has knowledge thereof or (2) such Audacy Party receives notice thereof, whichever occurs earlier, (ii) any Audacy Party shall fail to make any payment or deposit or transfer any monies to be made by it hereunder or under any other Transaction Document as and when due (other than any such failure which would constitute an Event of Default under clause (iii) of this paragraph (a)) and such failure is not remedied within two (2) Business Days, (iii) any Audacy Party shall fail to make any payment or deposit or transfer any monies to be made by it hereunder or under any other Transaction Document on or prior to the Facility Maturity Date or (iv) Audacy Operations shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Agent shall have been appointed;

(b)    any representation or warranty made or deemed made by any Audacy Party under this Agreement or any other Transaction Document (including in any report or certificate required to be delivered under any Transaction Document), shall prove to have been incorrect or untrue in any material respect when made or deemed made, unless such representation or warranty, if capable of being cured, is cured within fifteen (15) days after (i) a Responsible Officer of the Seller or a Responsible Officer of the Servicer has knowledge thereof or (ii) the Seller or the Servicer receives notice thereof, whichever occurs earlier; provided that any representation made or deemed made with respect to any Pool Receivable that shall prove to have been incorrect or untrue in any material respect when made or deemed made shall not cause an Event of Default hereunder if, after excluding such Pool Receivable from the Net Eligible Receivables Balance, no Capital Coverage Deficit exists, or, to the extent such Capital Coverage Deficit exists, it is cured within two (2) Business Days;

(c)    the Seller or the Servicer shall fail to deliver a Monthly Report or Daily Report pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days or one (1) Business Day, respectively;

(d)    this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Agent with respect to any material portion of the Support Assets, free and clear of any Adverse Claim, or any Audacy Party (or any of their respective Affiliates) shall so state in writing;

(e)    (i) any Audacy Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, (ii) any Audacy Party shall make a general assignment for the benefit of creditors, (iii) any Audacy Party shall be subject to an Event of Bankruptcy or (iv) any Audacy Party shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f)    the average of the Dilution Ratios for any three consecutive Remittance Periods shall at any time exceed 2.50%;

(g)    the average of the Delinquency Ratios for any three consecutive Remittance Periods shall at any time exceed 8.00%;

(h)    the average of the Default Ratios for any three consecutive Remittance Periods shall at any time exceed 10.00%;

(i)    a Change in Control shall occur;

(j)    a Capital Coverage Deficit shall occur, and shall not have been cured within two (2) Business Days;

(k)    (i) the Seller shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $16,750 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such

Debt; (ii) any Audacy Party, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $35,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; (iii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph and shall continue after the applicable grace period (not to exceed 30 days), if any, specified in such agreement, mortgage, indenture or instrument, if the effect of such event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder, (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof or (v) any “Event of Default” (as defined in the Credit Agreement as in effect on the Closing Date) shall occur under the Credit Agreement;

(l)    the Seller shall fail (x) at any time (other than for ten (10) Business Days following notice of the death, disability or incapacity or resignation of any Independent Director or the failure of any Independent Director due to circumstances arising after the Closing Date to satisfy the criteria for an Independent Director set forth in the Seller’s Organizational Documents) to have two Independent Directors who satisfy each requirement and qualification specified in the definition of “Independent Director” for Independent Directors, on the Seller’s board of directors or (y) to timely notify the Agent of any replacement or appointment of any director that is to serve as an Independent Director on the Seller’s board of directors as required pursuant to Section 7.03(c) of this Agreement;

(m)    either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code (or substantially similar claim or filing by a state taxing authority) with regard to any assets of any Audacy Party or (ii) the PBGC shall, file notice of a lien pursuant to Section 4068 or Section 303(k) of ERISA with regard to any of the assets of any Audacy Party;

(n)    there occurs any ERISA Event that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(o)    (i) a Sale Termination Event shall occur under any Sale Agreement, (ii) Receivables cease being sold by any Originator to the Transferor pursuant to the Purchase and Sale Agreement other than as a result of a Permitted Originator Transaction or (iii) Receivables cease being sold or contributed by the Transferor to the Seller pursuant to the Sale and Contribution Agreement;

(p)    the Seller shall (i) be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) become a “covered fund” within the meaning of the Volcker Rule;

(q)    any provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any Audacy Party (or any of their respective Affiliates) shall so state in writing;

(r)    (i) one or more judgments or decrees shall be entered against the Seller by a court of competent jurisdiction in the aggregate a liability (not paid or, subject to customary deductibles, fully covered by insurance as to which the relevant insurance company has not denied coverage) of $16,750 or more or (ii) one or more judgments or decrees shall be entered against any Audacy Party by a court of competent jurisdiction involving in the aggregate a liability (not paid or, subject to customary deductibles, fully covered by insurance as to which the relevant insurance company has not denied coverage) of $35,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof unless, in the case of a discharge, such judgment or decree is due at a later date in one or more payments and any Audacy Party satisfies the obligation to make such payment or payments on or prior to the date such payment or payments become due in accordance with such judgment or decree; or

(s)    a Financial Covenant Event shall occur;

then, and in any such event, the Agent may (or, at the direction of the Majority Investors shall) by notice to the Seller (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Facility Maturity Date to have occurred (in which case the Facility Maturity Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 9.01 with respect to the Seller, the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Support Assets shall be applied in the order of priority set forth in Section 3.01.

SECTION 9.02. Accelerated Amortization Events. If any of the following events (each an “Accelerated Amortization Event”) shall occur:

(a)    any Investor’s activities relating to this Agreement are terminated by any regulatory authority; or

(b)    an Event of Default shall have occurred and be continuing.

then, and in any such event, the Agent may (or, at the direction of the Majority Investors shall) by notice to the Seller declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred).

ARTICLE X

THE AGENT

SECTION 10.01. Authorization and Action. Each Investor Party hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or any Affiliate thereof or any Investor Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 10.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 8.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may consult with legal counsel (including counsel for any Investor Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Investor Party (whether written or oral) and shall not be responsible to any Investor Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Investor Party or to inspect the property (including the books and records) of any Investor Party; (d) shall not be responsible to any Investor Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 10.03. Agent and Affiliates. With respect to any Investment or interests therein owned by any Investor Party that is also the Agent, such Investor Party shall have the same rights and powers under this Agreement as any other Investor Party and may exercise the same as though it were not the Agent. The Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof, all as if the Agent were not the Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 10.04. Indemnification of Agent. Each Investor agrees to indemnify the Agent (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the respective Percentage of such Investor, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Agent under this Agreement or any other Transaction Document; provided that no Investor shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.

SECTION 10.05. Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 10.06. Action or Inaction by Agent. The Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Investors or the Majority Investors, as the case may be, and assurance of its indemnification by the Investors, as it deems appropriate. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Investors or the Majority Investors, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Investor Parties. The Investor Parties and the Agent agree that unless any action to be taken by the Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Investors or (ii) may be taken by the Agent alone or without any advice or concurrence of any Investor, then the Agent may take action based upon the advice or concurrence of the Majority Investors.

SECTION 10.07. Notice of Events of Default; Action by Agent. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default, Unmatured Accelerated Amortization Event, Event of Default or Accelerated Amortization Event unless the Agent has received notice from any Investor Party or the Seller stating that an Unmatured Event of Default, Unmatured Accelerated Amortization Event, Event of Default or Accelerated Amortization Event has occurred hereunder and describing such Unmatured Event of Default, Unmatured Accelerated Amortization Event, Event of Default or Accelerated Amortization Event. If the Agent receives such a notice, it shall promptly give notice thereof to the Investors or, if it receives such a notice with respect to an Accelerated Amortization Event affecting an Investor, it shall promptly give notice thereof to the other Investors and the Seller. The Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Event of Default, Unmatured Accelerated Amortization Event, Event of Default or Accelerated Amortization Event or any other matter hereunder as the Agent deems advisable and in the best interests of the Secured Parties.

SECTION 10.08. Non-Reliance on Agent and Other Parties. Each Investor Party expressly acknowledges that neither the Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent. Each Investor Party represents and warrants to the Agent that, independently and without reliance upon the Agent or any other Investor Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Transferor, each Originator or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Agent to any Investor Party, the Agent shall not have any duty or responsibility to provide any Investor Party with any information concerning the Seller, the Transferor, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 10.09. Successor Agent.

(a)    The Agent may, upon at least thirty (30) days’ notice to the Seller, the Servicer and each Investor, resign as Agent. Except as provided below, such resignation shall not become effective until a successor Agent is appointed by the Majority Investors as a successor Agent and has accepted such appointment. If no successor Agent shall have been so appointed by the Majority Investors, within thirty (30) days after the departing Agent’s giving of notice of resignation, the departing Agent may, on behalf of the Secured Parties, appoint a successor Agent as successor Agent. If no successor Agent shall have been so appointed by the Majority Investors within sixty (60) days after the departing Agent’s giving of notice of resignation, the departing Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Agent.

(b)    Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Agent’s resignation hereunder, the provisions of this Article X and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

ARTICLE XI

INDEMNIFICATION

SECTION 11.01. Indemnification by the Seller.

(a)    Without limiting any other rights that the Agent, the Investor Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the security interest in respect of any Pool Receivable or any other Support Assets; excluding, however, (a) Seller Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Seller Indemnified Amounts resulted solely from the gross negligence or willful misconduct by such Seller Indemnified Party seeking indemnification and (b) Taxes (other than Taxes specifically enumerated below and Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, the Seller shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 3.01), to the Seller Indemnified Party any and all amounts necessary to indemnify the Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i)    any Pool Receivable which the Seller or the Servicer includes as an Eligible Receivable as part of the Net Eligible Receivables Balance but which is not an Eligible Receivable at such time;

(ii)    any representation, warranty or statement made or deemed made by the Seller (or any of its respective officers) under or in connection with this Agreement or any of the other Transaction Documents (including in any report or certificate required to be delivered under any Transaction Document) shall have been untrue or incorrect when made or deemed made;

(iii)    the failure by the Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)    the failure to vest in the Agent a first priority perfected security interest in all or any portion of the Support Assets, in each case free and clear of any Adverse Claim;

(v)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Support Assets and Collections in respect thereof, whether at the time of any Investment or at any subsequent time;

(vi)    any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness (except, in each case, to the extent that the amount thereof is then being included in the calculation of the Material Supplier Contra Amount);

(vii)    any Taxes imposed upon the Seller Indemnified Party relating to or with respect to any Pool Receivable or other Support Assets, and all costs and expenses relating thereto or arising therefrom;

(viii)    any failure of the Seller to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(ix)    any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(x)    the commingling of Collections of Pool Receivables at any time with other funds;

(xi)    any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investments or in respect of any Pool Receivable or other Support Assets or any related Contract;

(xii)    any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xiii)    any setoff by an Obligor with respect to any Pool Receivable;

(xiv)    any claim brought by any Person other than the Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;

(xv)    the failure by the Seller to pay when due any Taxes with respect to any Pool Receivable or other Support Assets, including, without limitation, sales, excise or personal property taxes (without duplication of any Taxes governed under Section 4.03);

(xvi)    any failure of a Lock-Box Account Bank or the Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Lock-Box Account Bank or the Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Agent to a Lock-Box Account Bank or the Collection Account Bank under any Account Control Agreement;

(xvii)    the designation of any Lock-Box as an “Analysis Account” (as defined in the applicable Account Control Agreement) and any debit from or other charge against any Lock-Box Account as a result of any “Fees and Charges” (as defined in the applicable Lock-Box Account Agreement) related to any account held in the name of Audacy Parties other than the Seller;

(xviii)    any action taken by the Agent as attorney-in-fact for the Seller, the Transferor, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document;

(xix)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xx)    the failure or delay of Collections of Pool Receivables remitted to any Lock-Box Account being deposited directly into the Collection Account, or Collections of Pool Receivables remitted to the Subject Account at any time that it is not a Lock-Box Account being deposited directly to a Lock-Box Account;

(xxi)    any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, the Seller Indemnified Party in connection with the Transaction Documents as a result of any action of any Audacy Party or any of their respective Affiliates;

(xxii)    the use of proceeds of any Investment; or

(xxiii)    any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b)    Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Seller’s indemnification obligations in clauses (ii), (iii), (viii) and (xii) of this Article XII, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality shall be deemed to be not so qualified.

(c)    The reimbursement and indemnity obligations of the Seller under this Section shall be in addition to any liability which the Seller may otherwise have, shall extend upon the same terms and conditions to each Seller Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Seller and the Seller Indemnified Parties.

(d)    Any indemnification under this Section shall survive the termination of this Agreement.

SECTION 11.02. Indemnification by the Servicer.

(a)    The Servicer hereby agrees to indemnify and hold harmless the Seller, the Agent, the Investor Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”), arising from the following:

(i)        the failure of any Pool Receivable which the Servicer includes as an Eligible Receivable as part of the Net Eligible Receivables Balance to be an Eligible Receivable at such time;

(ii)        any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers in such capacity) under or in connection with this Agreement or any of the other Transaction Documents (including in any report or certificate required to be delivered under any Transaction Document) shall have been untrue or incorrect when made or deemed made;

(iii)        the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract;

(iv)    the commingling of Collections of Pool Receivables at any time with other funds;

(v)    the failure by any Pool Receivable or the related Contract to conform to any Applicable Law;

(vi)    any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Servicer Indemnified Party in connection with the Transaction Documents as a result of any action of any Audacy Party or any of their respective Affiliates; or

(vii)    any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

excluding, however, (i) any loss, liability, expense, damage or injury suffered or sustained to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such loss, liability, expense, damage or injury suffered or sustained resulted solely from the gross negligence or willful misconduct by such Servicer Indemnified Party seeking indemnification and (ii) any loss, liability, expense, damage or injury suffered or sustained to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor.

(b)    The reimbursement and indemnity obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to each Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c)    Any indemnification under this Section shall survive the termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01. Amendments, Etc.

(a)    No failure on the part of any Investor Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Agent and the Majority Investors (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; (B) no amendment, waiver or consent shall, unless in writing and signed by the Agent and each Investor:

(i)    change (directly or indirectly) the definitions of, Capital Coverage Amount, Capital Coverage Deficit, Purchase Limit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Excluded Receivables, Facility Maturity Date, Net Eligible Receivables Balance, Required Reserve Percentage or Stress Factor contained in this Agreement, or increase the then existing Specified Concentration Percentage for any Obligor or change the calculation of the Capital Coverage Amount;

(ii)    reduce the amount of Capital or Yield that is payable on account of any Investment or with respect to any other Investment or delay any scheduled date for payment thereof;

(iii)    change any Event of Default;

(iv)    release all or a material portion of the Support Assets from the Agent’s security interest created hereunder;

(v)    release the Performance Guarantor from all or a material portion of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(vi)    change any of the provisions of this Section 12.01 or the definition of “Majority Investors”; or

(vii)    change the order of priority in which Collections are applied pursuant to Section 3.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Investor’s Commitment hereunder without the consent of such Investor, (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any Investor or delay the dates on which any such Fees are payable, in either case, without the consent of such Investor and (C) no amendment, waiver or consent shall affect the rights, duties or protections of the Collection Account Bank without its prior written consent.

SECTION 12.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile and email communication) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name on Schedule II hereto or at such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile or email shall be effective when sent receipt confirmed by electronic or other means (such as by the “return receipt requested” function, as available, return electronic mail or other acknowledgement), and notices and communications sent by other means shall be effective when received.

SECTION 12.03. Assignability.

(a)    Assignment by Conduit Investors. This Agreement and the rights of each Conduit Investor hereunder (including each Investment made by it hereunder) shall be assignable by such Conduit Investor and its successors and permitted assigns (i) to any Liquidity Provider of such Conduit Investor without prior notice to or consent from the Seller or any other party, or any other condition or restriction of any kind, (ii) to any other Investor with prior notice to the Seller but without consent from the Seller or (iii) with the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Default has occurred and is continuing), to any other Eligible Assignee. Each assignor of an Investment or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to the Seller and its Affiliates, including the Receivables, furnished to such assignor by or on behalf of the Seller and its Affiliates or by the Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to the Seller and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 12.06(a).

(b)    Assignment by Investors. Each Investor may assign to any Eligible Assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Investment or interests therein owned by it); provided, however that

(i)    except for an assignment by an Investor to its Affiliate or Liquidity Provider, each such assignment shall require the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Default has occurred and is continuing);

(ii)    each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement; and

(iii)    the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of an Investor hereunder and (y) the assigning Investor shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Investor’s rights and obligations under this Agreement, such Investor shall cease to be a party hereto).

(c)    Register. The Agent shall, acting solely for this purpose as an agent of the Seller, maintain at its address referred to on Schedule II of this Agreement (or such other address of the Agent notified by the Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Investors, the Commitment of each Investor and the aggregate outstanding Capital (and stated interest) of the Investments of each Investor from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Servicer, the Agent, the Investors and the other Investor Parties shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as an Investor under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, the Servicer or any Investor at any reasonable time and from time to time upon reasonable prior notice.

(d)    Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Investor and an Eligible Assignee, the Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller and the Servicer.

(e)    Participations. Each Investor may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Investments owned by it); provided, however, that

(i)    such Investor’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged, and

(ii)    such Investor shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Agent, the Investors, Seller and the Servicer shall have the right to continue to deal solely and directly with such Investor in connection with such Investor’s rights and obligations under this Agreement. The Seller agrees that each Participant shall be entitled to the benefits of Sections 4.01 and 4.03 (subject to the requirements and limitations therein, including the requirements under Section 4.03(f) and (g) (it being understood that the documentation required under Section 4.03(f) and (g) shall be delivered to the participating Investor)) to the same extent as if it were an Investor and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.03, with respect to any participation, than its participating Investor would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f)    Participant Register. Each Investor that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Investments or other obligations under this Agreement (the “Participant Register”); provided that no Investor shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Investments or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Investment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Investor shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(g)    Assignments by Agents. This Agreement and the rights and obligations of the Agent herein shall be assignable by the Agent, and its successors and assigns, subject to the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(h)    Assignments by the Seller or the Servicer. Neither the Seller nor, except as provided in Section 8.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Agent and each Investor (such consent to be provided or withheld in the sole discretion of such Person).

(i)    Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Investor, any Liquidity Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Investor Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

(j)    Pledge to a Security Trustee. Notwithstanding anything to the contrary set forth herein, (i) any Investor, any Liquidity Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to a security trustee in connection with the funding by such Person of Investments, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Investor Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 12.04. Costs and Expenses.

(a)    In addition to the rights of indemnification granted under Section 12.01 hereof, the Seller agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, any Liquidity Agreement (or any supplement or amendment thereof) related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, the reasonable and documented Attorney Costs for the Agent and the other Investor Parties and any of their respective Affiliates with respect thereto and with respect to advising the Agent and the other Investor Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents. In addition, the Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Agent and the other Investor Parties incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

(b)    The Agent shall pay to the Commercial Paper Bank an initial acceptance fee of $3,000, due upon the establishment of the “CP Account” for the facility provided hereunder. The Seller shall pay the Commercial Paper Bank an annual administration fee equal to $3,000 on the Settlement Date immediately following each anniversary of the Closing Date.

SECTION 12.05. No Proceedings; Limitation on Payments.

(a)    Each of the parties hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money of each Conduit Investor, not, prior to the date which is two (2) years and one (1) day after the payment in full of all privately or publicly placed indebtedness for borrowed money of such Conduit Investor outstanding, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit Investor to invoke, the process of any court or any other governmental authority for the purpose of (i) commencing, or sustaining, a case against such Conduit Investor under any federal or state bankruptcy, insolvency or similar law (including the Bankruptcy Code), (ii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Conduit Investor, or any substantial part of its property, or (iii) ordering the winding up or liquidation of the affairs of such Conduit Investor.

(b)    Each of the Servicer, each Investor and each assignee of an Investment or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller any insolvency proceeding until one year and one day after the Final Payout Date; provided, that the Agent may take any such action in its sole discretion following the occurrence of an Event of Default.

(c)    Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Investor shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Investor has received funds which may be used to make such payment and which funds are not required to repay such Conduit Investor’s Commercial Paper Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Investor could issue Commercial Paper Notes to refinance all of its outstanding Commercial Paper Notes and Discretionary Advances (assuming such outstanding Commercial Paper Notes and Discretionary Advances matured at such time) in accordance with the program documents governing such Conduit Investor’s securitization program or (y) all of such Conduit Investor’s Commercial Paper Notes and Discretionary Advances are paid in full. Any amount which any Conduit Investor does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Investor for any such insufficiency unless and until such Conduit Investor satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 12.05 shall survive any termination of this Agreement.

SECTION 12.06. Confidentiality.

(a)    Each of the Seller and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Agent or any other Investor Party), except as the Agent and each Investor may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Seller, the Servicer or their Advisors and Representatives or (iii) to the extent (A) any Audacy Party determines in good faith that such disclosure is required by Applicable Law or advisable in connection with its obligations under Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Seller and the Servicer will (unless otherwise prohibited by Applicable Law) notify the Agent and the affected Investor Party of its intention to make any such disclosure prior to making such disclosure. Each of the Seller and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information. Notwithstanding the foregoing, it is expressly agreed that each of the Seller, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided, that no such press release shall name or otherwise identify the Agent, any other Investor Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed and not to be required if such information has already been made publicly available other than by the Seller, the Servicer or their Affiliates in breach of this Section 12.06(a)); and provided, further that if the Agent is named, the Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon.

(b)    Each of the Agent and each other Investor Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential or proprietary information concerning the Seller, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Seller or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives and to any related Liquidity Provider, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors or any related Liquidity Provider, (iv) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Investor’s Commercial Paper Notes or as contemplated by 17 CFR 240.17g-5(a)(3), (v) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Agent, any Investor or their respective Affiliates or Liquidity Providers or (vi) to the extent (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (vi) above, the Agent and each Investor will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Seller and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Agent and each Investor, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives, Advisors and Liquidity Providers and agrees that its Representatives, Advisors and Liquidity Providers will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c)    As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to be Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d)    Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, Representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such Tax treatment and Tax structure.

SECTION 12.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF AGENT OR ANY INVESTOR IN THE SUPPORT ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 12.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or any Transaction Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 4.01, 4.02, 4.03, 10.04, 10.07, 11.04, 11.06, 12.01, 12.02, 12.04, 12.05, 12.06, 12.09, 12.11, 12.13, 12.20 and 12.21 shall survive any termination of this Agreement.

SECTION 12.10. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 12.10 SHALL AFFECT THE RIGHT OF THE AGENT OR ANY OTHER INVESTOR PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR THE SERVICER OR ANY OF THEIR

RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE SELLER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)    EACH OF THE SELLER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 12.02. NOTHING IN THIS SECTION 12.10 SHALL AFFECT THE RIGHT OF THE AGENT OR ANY OTHER INVESTOR PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 12.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 12.12. Ratable Payments. If any Investor Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Investor Party entitled to receive a ratable share of such Seller Obligations, such Investor Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Investor Parties so that after such purchase each Investor Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Investor Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 12.13. Limitation of Liability.

(a)    No claim may be made by any party hereto against any other party hereto or such party’s respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b)    The obligations of the Agent and each of the other Investor Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 12.14. Intent of the Parties. The Parties intend that the Investments and the obligations of the Seller hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Seller, the Servicer, the Agent and the other Investor Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

SECTION 12.15. USA Patriot Act. Each of the Agent and each of the other Investor Parties hereby notifies the Seller and the Servicer that pursuant to the requirements of the Uniting Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Agent and the other Investor Parties may be required to obtain, verify and record information that identifies the Seller, the Transferor, the Originators, the Performance Guarantor and the Servicer, which information includes the name, address, tax identification number and other information regarding the Seller, the Transferor, the Originators, the Performance Guarantor and the Servicer that will allow the Agent and the other Investor Parties to identify the Seller, the Transferor, the Originators, the Performance Guarantor and the Servicer in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Servicer agrees to provide the Agent and each other Investor Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” Anti-Money Laundering Laws and the Beneficial Ownership Rule.

SECTION 12.16. Right of Setoff. Each Investor Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Investor Party (including by any branches or agencies of such Investor Party) to, or for the account of, the Seller or the Servicer against amounts owing by the Seller or the Servicer hereunder (even if contingent or unmatured); provided that such Investor Party shall notify the Seller or the Servicer, as applicable, promptly following such setoff.

SECTION 12.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 12.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 12.19. Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 12.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the EEA Resolution Authority.

SECTION 12.21. EU Securitisation Regulation; Information; Indemnity.

(a)    EU Securitisation Regulation. Audacy Operations hereby represents, warrants and agrees for the benefit of the Agent and the Investors on the date hereof until the Final Payout Date that:

(i)    Audacy Operations, as originator for purposes of the EU Securitisation Regulation, shall subscribe for and retain, on an ongoing basis, a material net economic interest in the Pool Receivables in an amount not less than 5% of the nominal value of the Pool Receivables in the form of a first loss tranche determined in accordance with sub-paragraph (d) of Article 6(3) of the EU Securitisation Regulation

which material economic interest shall be based upon (1) Audacy Operations’s ownership of all of the membership interest of the Seller, and (2) the Seller’s right to receive payments under Section 3.01(b)(viii) (the “Retained Interest”).

(ii)    Audacy Operations shall not change the manner in which it retains or the method of calculating the Retained Interest, except to the extent permitted under the EU Securitisation Regulation Rules;

(iii)    each of Audacy Operations and the Seller shall not, and shall not permit any of its Affiliates to, hedge or otherwise mitigate its credit risk under, or associated with the Retained Interest or, sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from, the Retained Interest, except to the extent permitted under the EU Securitisation Regulation Rules;

(iv)    Audacy Operations shall provide ongoing confirmation as to the continued compliance with the foregoing clauses (i) through (iii) above (A) by providing such confirmation to the Servicer on a monthly basis for inclusion in each Monthly Report, (B) promptly following the occurrence of any Event of Default or Unmatured Event of Default and (C) from time to time promptly upon written request by the Agent (on behalf of any Investor) in connection with any material change in the performance of the Receivables or the transaction contemplated by the Transaction Documents or any material breach of the Transaction Documents;

(v)    Audacy Operations shall notify the Agent promptly and in any event within five (5) Business Days of: (A) any change in the identity of the Person or Persons, if any, through which it is retaining and holding such Retained Interest or (B) any breach of clause (i) through (iii) above;

(vi)    Audacy Operations (A) was not established for, and does not operate for, the sole purpose of securitizing exposures, (B) has a business strategy and the capacity to meet payment obligations (x) consistent with a broader business enterprise and (y) involving material support from capital, assets, fees or other income available to Audacy Operations, relying neither on the Pool Receivables and any other exposures being securitised by Audacy Operations, the Retained Interest nor on any other interests retained or proposed to be retained in accordance with the EU Securitisation Regulation Rules, as well as any corresponding income from such exposures and interests, and (C) has responsible decision-makers who have the required experience to enable Audacy Operations to pursue its established business strategy, as well as an adequate corporate governance arrangement;

(vii)    the relevant originator applied to any Pool Receivables, and will apply to any future Pool Receivables, the same sound and well-defined criteria for credit-granting which it applied to non-securitised receivables and the same clearly established processes for approving, amending, modifying, refinancing or renewing the Pool Receivables have been, and will be, applied and it has, and will have, effective systems in place to apply those criteria and processes to ensure that the credit-granting is based on a thorough assessment of each Obligor’s creditworthiness, taking appropriate account of factors relevant to verifying the prospect of such Obligor meeting its obligations under the relevant Contract;

(viii)    the credit underwriting policies for each Originator and the standard terms and conditions for the granting of credit by each Originator are established and implemented by Audacy Operations, such that Audacy Operations has been, and with respect to future Pool Receivables will be, directly or indirectly involved in the origination of the Pool Receivables that have been, and in the case of any future Pool Receivables, will be, extended to the Obligors by each Originator which created and will create the obligations and potential obligations of the Obligors giving rise to such Pool Receivables and Audacy Operations has established and is managing the securitization contemplated by the Transaction document and therefore is an ‘originator’ as defined in the Securitisation Regulation;

(ix)    none of the Pool Receivables is a securitisation position (as defined in the EU Securitisation Regulation);

(x)    it is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, with the power and authority under its Organizational Documents and under the laws of Delaware to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted;

(xi)    it has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary action; and

(xii)    this Section 12.21 constitutes legal, valid and binding obligations of it, enforceable against it in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(b)    Information. Audacy Operations covenants that it shall from time to time at first request by the Agent or any Investor (i) promptly provide to the Agent and such Investor all information (including all asset level information) which the Agent or such Investor reasonably requests in order for the Agent or such Investor (or any of their Affiliates), as applicable, to comply with any of its obligations under Article 5 and/or Article 7 of the EU Securitisation Regulation (provided that, where any such information is subject to confidentiality restrictions, Audacy Operations shall use reasonable efforts to obtain consent for the disclosure of such information), and (ii) take such further action, provide such further information and enter into such other agreements not otherwise provided for hereunder as may be reasonably required by the Agent or any Investor in order for the Agent or such Investor (or any of their Affiliates) to comply with its obligations under the EU Securitisation Regulation in relation to the Transaction Documents and the transactions contemplated thereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AUDACY RECEIVABLES, LLC

By:	/s/ Andrew P. Sutor, IV
Name: Andrew P. Sutor, IV
Title: Executive Vice President and Secretary

AUDACY OPERATIONS, INC., as the Servicer

By:	/s/ Andrew P Sutor, IV
Name: Andrew P. Sutor, IV
Title: Executive Vice President and Secretary

S-1	Receivables Purchase Agreement

DZ BANK AG DEUTSCHE ZENTRAL- GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, as Agent

By:	/s/ Cedric F. Probst
Name: Cedric F. Probst
Title: Senior Vice President

By:	/s/ Nellie Flek
Name: Nellie Flek
Title: Assistant Vice President

AUTOBAHN FUNDING COMPANY LLC, as Investor

By:	/s/ Cedric F. Probst
Name: Cedric F. Probst
Title: Senior Vice President

By:	/s/ Nellie Flek
Name: Nellie Flek
Title: Assistant Vice President Commitment: $75,000,000

S-2	Receivables Purchase Agreement